UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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KINDRED HEALTHCARE, INC.

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KINDRED HEALTHCARE, INC.

April 5, 2016

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Kindred Healthcare, Inc. to be held at 9:00 a.m., local time, on Wednesday, May 25, 2016 at the New York Palace, 455 Madison Avenue, New York, New York 10022.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please give all of the information contained in the Proxy Statement your careful attention.

In accordance with rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. If you wish to receive a printed copy of our proxy materials for the Annual Meeting of Shareholders, please follow the instructions for requesting those materials set forth in the Notice of Internet Availability of Proxy Materials.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to vote by submitting your proxy over the Internet, by telephone or by mail. Please refer to the Notice of Internet Availability of Proxy Materials for more detailed voting instructions. If you attend the meeting, you will, of course, have the right to vote in person.

I look forward to greeting you personally, and on behalf of our Board of Directors and management, I would like to express our appreciation for your interest in Kindred.

Sincerely,

Benjamin A. Breier

President and Chief Executive Officer

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2016

To the Shareholders of Kindred Healthcare, Inc.:

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 9:00 a.m., local time, on Wednesday, May 25, 2016 at the New York Palace, 455 Madison Avenue, New York, New York 10022 for the following purposes:

(1)	to elect a board of 11 directors;

(2)	to hold an advisory vote on Kindred’s executive compensation program;

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2016; and

(4)	to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 31, 2016 will be entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

April 5, 2016

Joseph L. Landenwich

General Counsel and Corporate Secretary

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2016

GENERAL INFORMATION

Overview

This Proxy Statement and the accompanying form of proxy are being provided to Kindred Healthcare, Inc. (“Kindred” or the “Company”) shareholders as part of a solicitation of proxies by the board of directors (the “Board” or “Board of Directors”) of Kindred for use at the Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournments or postponements thereof. This Proxy Statement is dated April 5, 2016 and is first being furnished to shareholders on or about April 8, 2016. This Proxy Statement provides shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Annual Meeting.

Date, Time and Place of the Annual Meeting

The Annual Meeting will be held at the New York Palace, 455 Madison Avenue, New York, New York 10022 on Wednesday, May 25, 2016, at 9:00 a.m., local time.

Purposes of the Annual Meeting

At the Annual Meeting, shareholders will be asked:

•	to elect the director nominees named in this Proxy Statement;

•	to hold an advisory vote on Kindred’s executive compensation program;

•	to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2016; and

•	to transact such other business as may properly come before the meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the Annual Meeting is March 31, 2016. This means that you must be a shareholder of record of common stock, $0.25 par value per share (“Common Stock”), of the Company at the close of business on March 31, 2016 in order to vote at the Annual Meeting. You are entitled to one vote for each share of Common Stock you own. At the close of business on March 31, 2016, there were 85,170,982 shares of Common Stock outstanding and entitled to vote, held by approximately 3,100 holders of record.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal place of business during regular business hours for a period of no less than ten days before the Annual Meeting and at the Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to Be Held on May 25, 2016

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials over the Internet. Pursuant to these rules, the Company’s Proxy Statement, proxy card, 2015 annual report to shareholders and driving directions to the Annual Meeting are available online at www.proxyvote.com. In addition, on or about April 8, 2016, the Company is mailing to its record and beneficial shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the Company’s proxy materials over the Internet and vote online. The Notice of Internet Availability of Proxy Materials is also available online at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the Company’s proxy materials by mail unless you request one. If you wish to receive a printed copy of the Company’s proxy materials for the Annual Meeting, please follow the instructions for requesting those materials set forth in the Notice of Internet Availability of Proxy Materials.

Quorum and Vote Required

A quorum of shareholders is necessary to hold a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the issued and outstanding shares of Common Stock entitled to vote on a matter at the Annual Meeting, whether in person or by proxy.

Under rules of the New York Stock Exchange (“NYSE”), matters subject to shareholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (which are referred to as “broker non-votes”), whereas they may vote those shares in their discretion in the case of any routine matter. The ratification of the appointment of the independent registered public accounting firm (proposal 3) is a routine matter. All other proposals, including the election of directors, are non-routine matters, and broker non-votes will have no effect on the outcome of the vote on those proposals.

The Company’s bylaws provide for majority voting for directors in uncontested elections. This means that each director-nominee listed in this Proxy Statement will be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (proposal 1). Abstentions will have no effect on the outcome of the vote. As set forth in the Company’s Corporate Governance Guidelines, the Board of Directors expects a director to tender his or her resignation for consideration by the Board of Directors if he or she fails to receive the requisite number of votes for re-election.

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be necessary to approve, on a non-binding, advisory basis, the Company’s executive compensation program (proposal 2), to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016 (proposal 3) and to approve any other matters that may properly come before the Annual Meeting for shareholder consideration. Abstentions with respect to each of these proposals will have the same effect as an AGAINST vote.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who also will determine whether a quorum is present. Shares of Common Stock represented at the Annual Meeting but not voted, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Voting of Proxies

Shares of Common Stock represented by duly executed and unrevoked proxies in the form of the accompanying proxy will be voted at the Annual Meeting in accordance with specifications made by the shareholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the accompanying proxy will be voted FOR proposals 1, 2, and 3. If your shares of Common Stock are held in “street name” by your bank, brokerage firm, or other nominee, you should instruct your bank, brokerage firm, or other nominee on how to vote your shares of Common Stock using the instructions provided by your bank, brokerage firm, or other nominee.

How to Vote

Whether or not you plan to attend the Annual Meeting, the Company requests that you complete, sign, date, and return the accompanying proxy card or use the telephone or Internet to vote. Please refer to the Notice of

Internet Availability of Proxy Materials or the accompanying proxy card for instructions on how to vote by mail, telephone, or the Internet.

If you hold shares of the Company’s Common Stock in a stock brokerage account or through a bank, brokerage firm, or other nominee, or, in other words, in “street name,” please follow the voting instructions provided by that entity. If you receive more than one set of proxy materials or voting instructions, it means that you have multiple accounts at the transfer agent and/or with banks, brokerage firms, or other nominees. Please follow the voting instructions provided for each set of proxy materials received to ensure that all of your shares are voted.

A number of banks and brokerage firms participate in a program that permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Annual Meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, brokerage firm, or other nominee to vote your shares held in “street name” at the Annual Meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

Revoking Your Proxy

If you are the owner of record of shares of the Company’s Common Stock, you can revoke your proxy at any time before its exercise at the Annual Meeting by:

•

sending a written notice to the Company, at 680 South Fourth Street, Louisville, Kentucky 40202, Attention: Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the Annual Meeting and states that you revoke your proxy;

•	submitting your proxy again by telephone or over the Internet, so long as you do so before the deadline of 11:59 p.m., Eastern Daylight Time, on May 24, 2016;

•	signing another proxy card(s) bearing a later date and mailing it to the address set forth therein so that it is received prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares of Common Stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, the Company will provide you a ballot at the Annual Meeting. However, if your shares of Common Stock are held in “street name,” you must first obtain from your bank, brokerage firm, or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Annual Meeting. If your shares of Common Stock are held in “street name” by your bank, brokerage firm, or other nominee, and you plan to attend the Annual Meeting, you must present proof of your ownership of Common Stock, such as a bank or brokerage account statement, to be admitted to the meeting.

Persons with Disabilities

The Company can provide reasonable assistance to help you to participate in the Annual Meeting if you inform the Company about your disability and how you plan to attend. Please write to the Company at 680 South Fourth Street, Louisville, Kentucky 40202, Attention: Corporate Secretary, or call at (502) 596-7300.

Proxy Solicitations and Expenses

The cost of preparing, assembling, posting, and mailing the Notice of Internet Availability of Proxy Materials (including the notice of Annual Meeting), Proxy Statement, and proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers, and other employees of the Company, without additional compensation, in person, by telephone, or other electronic means. The Company has also engaged Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee estimated not to exceed $25,000, plus reimbursement of expenses. The Company and its proxy solicitors also will request that banks, brokerage houses, and other custodians, nominees, and fiduciaries send proxy materials to the beneficial owners of Common Stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Adjournment or Postponement of the Annual Meeting

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Annual Meeting because a quorum is not present. Other than an announcement to be made at the Annual Meeting of the time, date, and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

Other Business

The Board of Directors is not aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Board of Directors may recommend.

PROPOSAL 1.    PROPOSAL TO ELECT DIRECTORS

The Board of Directors currently consists of 11 persons. The Board of Directors has nominated the 11 persons listed below to be elected as directors at the Annual Meeting. Shareholders may not vote their shares for a greater number of persons than the nominees named below. Each director elected at the Annual Meeting will serve, subject to the provisions of the Company’s bylaws, until the next annual meeting of shareholders or until his or her successor is duly elected and qualified. The names and ages of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW.

Nominees for Director

JOEL ACKERMAN (50) has served as a director of the Company since December 2008. Mr. Ackerman has served as Chief Executive Officer and a director of Champions Oncology, Inc. (NASDAQ:CSBR), a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Previously, Mr. Ackerman was a Senior Portfolio Fellow with the Acumen Fund, a nonprofit global venture fund that uses entrepreneurial approaches to solve the problems of poverty, from November 2009 to July 2010. Mr. Ackerman served as Managing Director and head of the Health Services Group at Warburg Pincus LLC (“Warburg Pincus”), a global private equity firm, from January 1998 to September 2008. In his role with Warburg Pincus, Mr. Ackerman gained extensive experience with strategic planning, mergers, and acquisitions and capital markets in the healthcare services sector. While at Warburg Pincus, he served as an advisor to senior executives of more than 15 healthcare services companies and reviewed over 500 healthcare services opportunities. Mr. Ackerman also served as a director of Coventry Health Care, Inc. (NYSE:CVH), a national managed healthcare company, from November 1999 to May 2013. His experience at Warburg Pincus and his leadership of other healthcare organizations serve him well in advising the Company on strategic and healthcare related matters. (1)(2)

JONATHAN D. BLUM (57) has served as a director of the Company since December 2008. Mr. Blum served as the Chief Global Nutrition Officer from 2012 to March 2016, and Senior Vice President and Chief Public Affairs Officer from 1997 to March 2016 for Yum! Brands, Inc. (NYSE:YUM), a restaurant company with over 41,000 restaurants in more than 125 countries and territories and ranked number 228 in the Fortune 500. Mr. Blum has extensive experience in government and public affairs, corporate brand development and management, and corporate communications. As a result of his role at Yum! Brands, Mr. Blum provides valuable insights into public relations matters, corporate compliance, and best management practices of multi-site operators with large employee-based operations. (1)(3)

BENJAMIN A. BREIER (44) has served as President of the Company since May 2012 and as Chief Executive Officer and a director since March 2015. Previously, Mr. Breier served as the Company’s Chief Operating Officer from August 2010 to March 2015, as Executive Vice President and President, Hospital Division from March 2008 until August 2010, and as President, Rehabilitation Division from August 2005 to March 2008. Given his current role as Chief Executive Officer and his prior operational oversight over each of the Company’s businesses, Mr. Breier provides valuable insights into the Company’s clinical, operational, and strategic opportunities.

THOMAS P. COOPER, M.D. (71) has served as a director of the Company since May 2003. Dr. Cooper is the founder and since 1991 has served as Chairman of Vericare Management, Inc. (“Vericare”), a provider of mental health services to patients in long-term care facilities. Dr. Cooper is Chairman of the board of directors of Hanger, Inc. (NYSE:HGR), a leading provider of orthotic and prosthetic patient care services, where he chairs the executive compensation committee and also serves as a member of the corporate governance and nominating committee. Dr. Cooper is chairman of the board of directors of FOCi, Inc., a palliative care provider based in Colorado, and a director of AristaMD, a start-up company providing primary care physician assistance. Dr. Cooper has substantial experience in healthcare from his roles as a practicing physician as well as an entrepreneur in several healthcare ventures. He also held senior management positions in companies that provide mental health services, nurse triage services, and physician services. Dr. Cooper brings a unique perspective on physician matters, quality of care issues, and the business of healthcare. (2)(4)

PAUL J. DIAZ (54) served as Executive Vice Chairman of the Company from March 2015 to March 2016 and has served as a director since May 2002. He served as Chief Executive Officer of the Company from January 2004 to March 2015, as well as President from January 2002 to May 2012 and as Chief Operating Officer from January 2002 to December 2003. Mr. Diaz is a director of Davita Health Care Partners, Inc. (“Davita”) (NYSE:DVA), a leading provider of kidney care and other healthcare services in the United States and abroad, where he serves on the compensation, compliance, and public policy committees. Mr. Diaz also serves as a director of Patterson Medical Products, Inc., a private medical supply distribution company. Mr. Diaz has also served in various executive capacities with other long-term healthcare providers in operational, financial, and legal positions. Given his prior service as Chief Executive Officer of the Company, Mr. Diaz provides a unique perspective regarding the business and strategic direction of the Company and has experience in all aspects of the Company’s businesses. (4)

HEYWARD R. DONIGAN (54) has served as a director of the Company since March 2014. Ms. Donigan has served as Chief Executive Officer of Vitals, a leading consumer transparency company, since March 2015. From 2010 to 2014, Ms. Donigan served as President, Chief Executive Officer and a director of ValueOptions, Inc., a health improvement company specializing in mental and emotional wellbeing and recovery, which merged with Beacon Health Strategies during 2014. Previously, Ms. Donigan was Executive Vice President and Chief Marketing Officer of Premera Blue Cross, an insurer doing business in Washington, Alaska, and Oregon, from 2003 to 2010. With over 30 years of experience in all facets of the health plan business, including network management, contracting, sales and marketing, product development, and operations, Ms. Donigan is highly qualified to advise the Company on the managed care business, strategy, and operational matters. (3)(4)

RICHARD GOODMAN (67) has served as a director of the Company since March 2014. Mr. Goodman has had a three-decade career as a global finance executive, most recently serving as Executive Vice President of Global Operations of PepsiCo, Inc. (NYSE:PEP), a leading global food and beverage company, from 2010 to 2011 and as Chief Financial Officer from 2006 to 2010. Mr. Goodman is a director of Johnson Controls, Inc. (NYSE:JCI), a global diversified technology and industrial company serving customers in over 150 countries, where he chairs the audit committee and serves on the executive and finance committees. Mr. Goodman is also a director of The Western Union Company (NYSE:WU), a leader in global payment services, where he chairs the audit committee and serves on the compensation and benefits committee, and Toys “R” Us, Inc., the world’s leading toy and juvenile products retailer, where he chairs the audit committee. His corporate finance, managerial, and auditing experience and expertise position him well to advise the Company with respect to financial, accounting, auditing, strategic, and operational matters. (1)(2)

CHRISTOPHER T. HJELM (54) has served as a director of the Company since June 2011. He has served as the Executive Vice President and Chief Information Officer of The Kroger Co. (NYSE:KR) since September 2015, which operates approximately 2,700 grocery retail stores in 35 states along with a number of convenience stores, jewelry stores, fuel centers, and food processing plants, and he previously served as Senior Vice President and Chief Information Officer from August 2005 to September 2015. Mr. Hjelm is a director of Emergent Network Defense, a cyber security company, and of Arcode Software Solutions Ltd., a software company working to improve email users’ experience. Mr. Hjelm served on the board of directors of RehabCare Group, Inc. (“RehabCare”) (formerly NYSE:RHB) from July 2007 until June 2011. Mr. Hjelm has gained significant operational and information technology expertise during his tenure with The Kroger Co., which allows him to provide valuable insights into information technology, cyber security, and operational matters. (1)(2)

FREDERICK J. KLEISNER (71) has served as a director of the Company since March 2009. Mr. Kleisner served as President and Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ:MHGC), a hospitality company that owns, operates, acquires, develops, and redevelops boutique hotels in the United States and Europe, from September 2007 to March 2011, and as a director from February 2006 to March 2011. From October 2007 to March 2011, Mr. Kleisner served as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company. Mr. Kleisner also served as a director, Chairman, Chief Executive Officer, and President of Wyndham International, Inc. (NYSE:WYN), a global hospitality company that operates and develops hotels and vacation resorts, from 1999 to 2006. Mr. Kleisner is a director of Caesars Entertainment Corporation (NASDAQ:CZR), the world’s most diversified gaming and entertainment company, where he serves on the audit committee. Mr. Kleisner is also a director and member of the audit and compensation committees of Apollo Residential Mortgage, Inc. (NYSE:AMTG), a real estate investment trust that invests in, finances, and manages mortgage-backed securities, mortgage loans, and other residential mortgage assets in the United States. In addition, Mr. Kleisner serves as a director of Playtime, LLC, a manufacturer of playground installations for resorts, restaurants, and shopping centers, among others. Mr. Kleisner also currently serves as an independent director on the board of managers of Aimbridge Hospitality, a hotel and resort management firm. Mr. Kleisner served as a director of Innkeepers USA Trust (previously Other-OTC:INKPP), a real estate investment trust, from November 2007 to August 2011 and as a director of Morgans Hotel Group Co. (NASDAQ:MHGC) from February 2006 to March 2011. Mr. Kleisner has substantial management experience in operating multi-site locations in the hospitality industry. His prior tenure in a chief executive officer position along with his experience at other hotel operators has provided him with strong operating, market positioning, and financial management experience. (3)(4)

SHARAD MANSUKANI, M.D. (46) has served as a director of the Company since October 2015. Dr. Mansukani has served as Senior Advisor to TPG Capital, a global private equity firm, since January 2005. Dr. Mansukani has also served as Strategic Advisor to the board of directors of Cigna Corp. (NYSE:CI), a global health services company dedicated to helping people improve their health, well being, and sense of security, since 2013. Dr. Mansukani is a director of Surgical Care Affiliates, Inc. (NASDAQ:SCAI), the largest ambulatory surgery center business in the United States, and IMS Health Holdings, Inc. (NYSE:IMS), a leading provider of market intelligence to the pharmaceutical and healthcare industries. Dr. Mansukani also serves as the lead independent director of IASIS Healthcare, a healthcare services company, and as a director of Immucor, Inc., a manufacturer of blood screening products. Dr. Mansukani served as Chairman of the board of directors of Envision Pharmaceutical Services, a pharmacy benefits management company, from November 2012 until June 2015. Dr. Mansukani has extensive experience in various segments of the healthcare industry and a deep understanding of the regulatory and reimbursement environment, which allows him to provide insights into the Company’s strategic, policy, and operational matters. (2)(4)

PHYLLIS R. YALE (58) has served as Chair of the Board of Directors since May 2014 and as a director since January 2010. Ms. Yale has been a Senior Advisor with Bain & Company, Inc. (“Bain”), a global management consulting firm, since July 2010. Ms. Yale was a partner with Bain from 1987 to July 2010, and was a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payers, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the board of directors of several public and private companies in the healthcare sector, and currently serves as Chair of the board of directors of Blue Cross Blue Shield of Massachusetts, a not-for-profit health plan headquartered in Boston and as a director of National Surgical Hospitals, a privately held specialty hospital operator. Ms. Yale previously served as a director of ValueOptions, Inc., a health improvement company specializing in mental and emotional wellbeing and recovery, which merged with Beacon Health Strategies during 2014. Ms. Yale has a deep knowledge base and experience in several segments of the healthcare industry including corporate strategies, marketing, cost and quality management, as well as mergers and acquisitions. (4)

(1)	Member of the Nominating and Governance Committee of which Mr. Ackerman is Chair.
(2)	Member of the Audit Committee of which Mr. Goodman is Chair.
(3)	Member of the Executive Compensation Committee of which Mr. Kleisner is Chair.
(4)	Member of the Quality of Care and Patient Outcomes Committee of which Dr. Cooper is Chair.

The information contained in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Nominees’ ages are given as of January 1, 2016. Pursuant to the Company’s Corporate Governance Guidelines, a director who is 72 shall be ineligible to be elected as a director unless the Board of Directors requests that such director serve one additional term if his or her retirement would cause a substantial hardship on the Company. The Board of Directors is in process of searching for a director candidate with a medical and quality of care background similar to Dr. Cooper. The Board of Directors has requested that Dr. Cooper, who will turn 72 prior to the Annual Meeting, serve one additional term in accordance with this policy since it has been unable to find a suitable replacement for Dr. Cooper at this time.

SHARES OF COMMON STOCK OF THE COMPANY REPRESENTED BY PROXIES EXECUTED AND RETURNED PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES AS DIRECTORS, UNLESS OTHERWISE SPECIFIED. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

During 2015, the Board of Directors held 10 meetings, including five regular meetings and five special meetings. During 2015, each director attended more than 75% of the total number of meetings held by the Board of Directors and each committee of which he or she was a member.

The Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Nominating and Governance Committee, and a Quality of Care and Patient Outcomes Committee. Each committee has a written charter, which is available on the Company’s website at www.kindredhealthcare.com. The Company’s Corporate Governance Guidelines also are available on its website. Information on the Company’s website is not part of this Proxy Statement.

Audit Committee

The Audit Committee currently has five members consisting of Mr. Richard Goodman (Chair), Mr. Joel Ackerman, Thomas P. Cooper, M.D., Mr. Christopher T. Hjelm, and Sharad Mansukani, M.D. Each member of the Audit Committee is independent and financially literate as defined under the listing standards of the NYSE. The Board of Directors has determined that Mr. Goodman and Mr. Ackerman are Audit Committee financial experts as defined in Item 407 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held seven meetings during 2015. The Audit Committee assists the Board of Directors in monitoring: (1) the integrity of the Company’s financial statements and the adequacy of the Company’s system of internal controls, accounting policies, and financial reporting practices; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s internal audit function and of its independent registered public accounting firm; and (4) the Company’s compliance with legal and regulatory requirements.

Executive Compensation Committee

The Executive Compensation Committee has three members consisting of Mr. Frederick J. Kleisner (Chair), Mr. Jonathan D. Blum, and Ms. Heyward R. Donigan. Ms. Phyllis R. Yale also served as a member of the Executive Compensation Committee for all of 2015 and elected to resign from the Executive Compensation Committee on March 28, 2016. Each member of the Executive Compensation Committee is independent as defined under the listing standards of the NYSE, qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Executive Compensation Committee held six meetings during 2015. The Executive Compensation Committee assists the Board of Directors in fulfilling its responsibility to the Company’s shareholders, potential shareholders, and the investment community by ensuring that the Company’s key executives, officers, and Board members are compensated in accordance with the Company’s overall compensation policy and executive compensation program. The Executive Compensation Committee recommends and approves compensation policies, programs, and pay levels that are necessary to support the Company’s objectives and that are rational and reasonable to the value of the services rendered. The Executive Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in this Proxy Statement and, based upon such review, determines whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. Furthermore, the Executive Compensation Committee prepared the section entitled “Compensation Committee Report” on page 70 of this Proxy Statement.

The Executive Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of the Company’s Chief Executive Officer in making recommendations to the Executive Compensation Committee and the role of its independent compensation consultant in assisting the Executive Compensation Committee in its functions, are more fully described below in the section entitled “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee has four members consisting of Mr. Joel Ackerman (Chair), Mr. Jonathan D. Blum, Mr. Richard Goodman, and Mr. Christopher T. Hjelm. Each member of the Nominating and Governance Committee is independent as defined under the listing standards of the NYSE. The Nominating and Governance Committee held five meetings during 2015. The Nominating and Governance Committee assists the Board of Directors by: (1) identifying individuals qualified to become members of the Board of Directors, approving the director nominees for the next annual meeting of shareholders, and approving nominees to fill vacancies on the Board of Directors; (2) recommending to the Board of Directors nominees and chair(s) for each committee; (3) leading the Board of Directors in its annual review of the Board of Directors’ and senior management’s performance; and (4) recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. The Nominating and Governance Committee also recommends to the Board of Directors whether or not to accept the expected resignation of any director who fails to receive the required vote for re-election in any uncontested election as set forth in the Company’s bylaws and Corporate Governance Guidelines.

Quality of Care and Patient Outcomes Committee

The Quality of Care and Patient Outcomes Committee has six members consisting of Thomas P. Cooper, M.D. (Chair), Mr. Paul J. Diaz, Ms. Heyward R. Donigan, Mr. Frederick J. Kleisner, Sharad Mansukani, M.D., and Ms. Phyllis R. Yale. With the exception of Mr. Diaz, all members of the Quality of Care and Patient Outcomes Committee are independent as defined under the listing standards of the NYSE. The Quality of Care and Patient Outcomes Committee held four meetings during 2015. The Quality of Care and Patient Outcomes Committee assists the Board of Directors in evaluating and monitoring the Company’s: (1) programs, policies, procedures, and performance-improvement practices that support and enhance the quality of care provided by the Company; (2) compliance with applicable healthcare laws, regulations, policies, professional standards, and industry guidelines; and (3) compliance with the Company’s Code of Conduct.

Director Independence

The Board of Directors has determined that the following nine directors are independent, as defined under the listing standards of the NYSE: Mr. Joel Ackerman; Mr. Jonathan D. Blum; Thomas P. Cooper, M.D.; Ms. Heyward R. Donigan; Mr. Richard Goodman; Mr. Christopher T. Hjelm; Mr. Frederick J. Kleisner; Sharad Mansukani, M.D.; and Ms. Phyllis R. Yale.

The independent directors have regularly scheduled meetings at which members of management are not present. Ms. Yale presides at these and all other Board meetings in her capacity as independent Chair of the Board of Directors.

The Board of Directors’ independence determination for each director was based upon a review in which each director’s independence was evaluated on a case-by-case basis. In performing the independence evaluations, the Board of Directors considers any matters that could affect the ability of each outside director to exercise independent judgment in discharging his or her responsibilities as a director, including all transactions and relationships between each such director, the director’s family members, and organizations with which the director or the director’s family members have an affiliation and the Company, its subsidiaries, and its management. Any such matters are evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. In addition, the Board of Directors also considers any other transactions, relationships, or arrangements that could affect director independence.

On an ongoing basis, the Board of Directors reviews relationships between the Company and other entities for which a director of the Company also serves as a director or otherwise has an employment or other relationship. This review included analysis of ordinary course business transactions between the Company and: (1) Hanger, Inc., for which Dr. Cooper serves as a non-employee director; (2) Johnson Controls, Inc., for which Mr. Goodman serves as a non-employee director; (3) The Kroger Co., for which Mr. Hjelm serves as Executive Vice President and Chief Information Officer; (4) IASIS Healthcare, for which Dr. Mansukani serves as a non-employee director; (5) IMS Health Holdings, Inc., for which Dr. Mansukani serves as a non-employee director; (6) Immucor, Inc., for which Dr. Mansukani serves as a non-employee director; (7) CIGNA Corp., for which Dr. Mansukani serves as a non-employee strategic advisor to the Board of Directors; (8) Blue Cross Blue Shield of Massachusetts, for which Ms. Yale serves as a non-employee director; and (9) Bain, for which Ms. Yale serves as Senior Advisor.

During these reviews, the Board of Directors identified no transactions, relationships, or arrangements in which a director of the Company had or will have a direct or indirect material interest or that otherwise adversely impacted the Board of Directors’ independence evaluation of the applicable outside directors.

Related Person Transactions

In accordance with the written charter for the Nominating and Governance Committee of the Board of Directors, the Nominating and Governance Committee evaluates each related person transaction involving a director or executive officer for the purpose of determining whether to recommend to the disinterested members of the Board that the transactions are fair, reasonable, and within Company policy, and whether they should be ratified or approved by the Board. The Nominating and Governance Committee considers each related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders.

Relevant factors include:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether the terms have been negotiated at arm’s length and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the amount involved and the expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Approval by the Board of Directors of any related person transaction involving a director also must be made in accordance with applicable law and the Company’s organizational documents as from time to time in effect. When a vote of the disinterested directors is required, such vote is called only following full disclosure to such directors of the facts and circumstances of the relevant related person transaction. Transactions that are not approved or ratified as required by the Code of Conduct are subject to termination by the Company, if so directed by an employee’s supervisor, the Nominating and Governance Committee, or the Board of Directors, as applicable, taking into account such factors as such individual or body deems appropriate and relevant.

The Nominating and Governance Committee identified and reviewed one related person transaction under Item 404 of Regulation S-K during 2015. Following review and approval by the Nominating and Governance Committee, the Company purchased the residence of Mr. Stephen Farber, the Company’s Executive Vice President and Chief Financial Officer, from Mr. Farber to allow prompt relocation of him and his family. The Nominating and Governance Committee approved this transaction following its review of the terms of the purchase and due to concerns for the personal safety of Mr. Farber and his family if they continued to reside in the residence. In connection with the purchase, the Company engaged a third-party appraiser to appraise the

Farber residence and agreed to purchase the residence for $2,150,000, which was $250,000 lower than its appraised value. The Company is in the process of reselling this residence.

Board Leadership Structure

The Board of Directors has elected to separate the roles of Chair of the Board of Directors and Chief Executive Officer. The Company’s Corporate Governance Guidelines provide that the Chair of the Board shall, whenever possible, be an independent director. This independent Chair policy does not apply if an independent director is unavailable or unwilling to serve. Ms. Phyllis R. Yale, an independent director, became Chair of the Board of Directors on May 22, 2014 and continues to serve in that capacity.

If at any time the Chair of the Board is not an independent director, the Board of Directors’ policy is that the independent directors are to choose a lead independent director from among themselves. In that case, the lead independent director would: (1) approve meeting agendas for the Board of Directors; (2) approve Board meeting schedules to assure there is sufficient time to discuss all agenda items; (3) preside at all meetings of the directors at which the Chair of the Board of Directors is not present, including all meetings of the independent directors; (4) serve as a liaison between the Chair of the Board of Directors and the independent directors; (5) approve information sent to the Board of Directors; (6) have the authority to call meetings of the independent directors; (7) be available for direct communication with the Company’s major shareholders; and (8) have such other duties as determined by the Board of Directors.

The independent directors meet in executive session at each regular Board meeting to consider such matters as they deem appropriate, including, but not limited to, a review of the performance of the Chief Executive Officer.

The Board’s Role in Risk Oversight

The Board of Directors annually reviews a company-wide enterprise risk assessment, as presented by the Company’s senior strategy, risk management, and internal audit executives. This presentation is intended to give the Board of Directors a current view of the Company’s primary operational, compliance, financial and strategic risks, on both a company-wide as well as a division-specific basis. In addition to this annual enterprise risk assessment, an evaluation of principal areas of risk and corresponding mitigation strategies are examined in further detail during the year by: (1) the Board of Directors regarding key strategic risks; (2) the Audit Committee regarding key financial and compliance risks; (3) the Quality of Care and Patient Outcomes Committee regarding key operational and quality risks; and (4) the Executive Compensation Committee regarding the relationship of the Company’s executive compensation program and risk.

Director Nominations and Proxy Access

During 2015, the Company conducted a shareholder outreach campaign to gather feedback on a potential amendment to its bylaws to allow shareholders to nominate directors for inclusion in the Company’s proxy materials if certain conditions are met (“Proxy Access”). The Company sent letters to its 25 largest shareholders (which held more than 70% of the Company’s Common Stock) summarizing the proposed Proxy Access terms and seeking their input on the language to be adopted. The Company then made follow-up phone calls to each of these shareholders to invite them to ask questions and provide feedback. The Company noted in its communications a date by which the Company planned on implementing Proxy Access. The Company made minor modifications to the terms of the Proxy Access bylaw based upon the input from these shareholders. All of the shareholders who provided input on adopting Proxy Access were supportive of the proposal. The Company adopted Proxy Access in October 2015.

To nominate a director using Proxy Access, the nominating shareholder (or group of shareholders) must have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. A group of up to 20 shareholders may aggregate their shares to meet the 3% ownership requirement (or, if the Company’s market capitalization exceeds $2.5 billion, up to 25 shareholders). Shareholders meeting the ownership requirements may nominate and include in the Company’s proxy materials directors constituting up to 20% of the Board (or, if greater, two directors). To utilize Proxy Access, shareholders must also comply with the procedures set forth below. Additional details on Proxy Access are contained in the Company’s bylaws.

In addition to Proxy Access, the Nominating and Governance Committee has a general policy for considering director candidates recommended by shareholders in accordance with the procedures set forth below and who appear to be qualified to serve on the Board of Directors. The Nominating and Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors. Other than the enactment of Proxy Access procedures, there have been no material changes to the procedures by which shareholders may recommend director candidates since the Company last disclosed such procedures.

To nominate a director candidate under the Proxy Access procedures or to submit a recommendation of a director candidate to the Nominating and Governance Committee, a shareholder should submit the following information in writing, addressed to Corporate Secretary, at the Company’s principal executive office:

1. the name of the person recommended as a director candidate and the number and class of each class of stock of the Company owned of record or beneficially by such director candidate;

2. all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including, without limitation, the information required by paragraphs (a), (e), and (f) of Item 401 of Regulation S-K);

3. the written consent of the person being recommended as a director candidate to being named in the Proxy Statement as a nominee and to serving as a director if elected;

4. as to the shareholder making the recommendation, the name and address, as they appear on the Company’s records, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects beneficial ownership of the Company’s Common Stock and the right to vote such Common Stock, and the number and class of all shares of each class of stock of the Company owned of record or beneficially by such holder; and

5. for Proxy Access nominations, certain representations and undertakings by the shareholder (or group of shareholders) making the recommendation, as required by the Company’s bylaws.

In order to utilize Proxy Access or for a director candidate to be considered for nomination at the Company’s Annual Meeting, the recommendation must be received in accordance with the requirements for Proxy Access or the advance notice provisions of the Company’s bylaws, respectively. See “Shareholder Proposals and Director Nominations” on page 77.

Director Selection and Evaluation

The Nominating and Governance Committee has generally identified director nominees based upon suggestions by directors, members of management and/or shareholders and outside search firms, and has interviewed and evaluated those persons on its own. On occasion, the Company engages outside search firms to identify and screen potential director candidates.

As set forth in its written charter, the Nominating and Governance Committee generally will seek directors who possess integrity, a high level of education and business experience, broad-based business acumen, an understanding of the Company’s business and the healthcare industry in general, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise, and backgrounds. While the Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Governance Committee considers diversity in the context of the Board of Directors as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate deliberations that reflect a broad range of perspectives.

As set forth in the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee annually reviews with the Board of Directors the requisite skills and characteristics of new Board members, as well as the composition of the Board of Directors as a whole. This assessment includes a review of each director’s independence, as well as consideration of diversity, age, skills, expertise, and experience in the context of the needs of the Board of Directors.

The Nominating and Governance Committee also conducts an annual evaluation of the Board of Directors and its committees, as well as of each individual director. This process includes the circulation of an evaluation form where specific questions are asked and comments sought. These results are then reviewed and discussed by the Nominating and Governance Committee and the Board of Directors. The Chair of the Board reviews the results with each individual director.

The Nominating and Governance Committee uses the criteria and processes set forth above to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal. The Nominating and Governance Committee reviews current directors who may be proposed for re-election considering the factors and individual evaluation described above and their past contributions to the Board of Directors. In so doing, the Nominating and Governance Committee has determined that the directors proposed for election at the Annual Meeting have experience, skills, and qualifications consistent with the principles set out in the charter of the Nominating and Governance Committee as described above under “—Nominees for Director.”

Director Attendance at Annual Meetings of Shareholders

The Board of Directors does not require directors to attend the annual meeting of shareholders. Each member of the Company’s Board of Directors serving at that time attended the 2015 annual meeting of shareholders.

Code of Business Conduct and Ethics

The Company has adopted a Code of Conduct that serves as its code of ethics and applies to all of the Company’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer, and certain other persons performing similar functions. The text of the Company’s Code of Conduct is posted on the Company’s website located at www.kindredhealthcare.com under the “Investors” section and is available in print to any requesting shareholder. Information contained on the Company’s website is not part of this Proxy Statement. In addition, the Company intends to disclose on its website: (1) the nature of any amendment to a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, or certain other persons performing similar functions; and (2) the nature of any waiver, including an implied waiver, from provisions of the Code of Conduct that is granted to one of these specified individuals (which may only be made by the Board of Directors or a Board committee), the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be made within four business days following the date of the applicable amendment or waiver.

The Code of Conduct generally prohibits the Company’s directors, executive officers, and employees from engaging in activities that conflict with the interests of the Company and the residents and patients served by the Company. Situations that may give rise to a potential conflict of interest under the Code of Conduct include: (1) having a material direct or indirect financial or business interest in any entity that does business with the Company; (2) having a direct or indirect financial or business interest in any transaction between the Company and a third party; and (3) serving as a director, officer, employee, consultant, or agent of an organization that does business with the Company.

To facilitate compliance with these rules, the Code of Conduct requires that individuals report to their supervisors, or to the Board of Directors in the case of directors and executive officers, circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company, regardless of the amount involved. In addition, each director and executive officer annually confirms to the Company certain information about potential related person transactions as part of the preparation of the Company’s Annual Report on Form 10-K and its annual Proxy Statement. Director nominees and persons promoted to executive officer positions also must confirm such information. In addition, management reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related person transactions, including related person transactions involving beneficial owners of more than 5% of the Company’s voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the Common Stock of the Company to file initial stock ownership reports and reports of changes in ownership with the SEC. Based upon a review of these reports and on written representations from the Company’s directors and executive officers that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions that occurred in 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of February 1, 2016 (except as noted below) by (1) each person who is a director or nominee for director, (2) each of the Company’s named executive officers, (3) all of the persons who are directors and executive officers of the Company, as a group, and (4) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors, Nominees and Named Executive Officers
Joel Ackerman	62,959	*
Jonathan D. Blum	62,959	*
Benjamin A. Breier	417,888	*
Thomas P. Cooper, M.D.	80,671	*
Paul J. Diaz	348,788	*
Heyward R. Donigan	13,026	*
Richard Goodman	13,026	*
Christopher T. Hjelm	48,183	*
Frederick J. Kleisner	62,959	*
Sharad Mansukani, M.D.	11,304	*
Phyllis R. Yale	57,659	*
Stephen D. Farber	74,049	*
Kent H. Wallace	54,885	*
David A. Causby	216,906	*
Steven L. Monaghan	48,819	*

All Directors and Executive Officers as a Group (21 persons)	1,882,287	2.25%

Other Security Holders with More than 5% Ownership
BlackRock, Inc. (2)	8,178,023	9.76%
North Tide Capital Master, LP (3)	7,500,000	9.00%
The Vanguard Group, Inc. (4)	6,424,192	7.70%
Dimensional Fund Advisors LP (5)	6,140,125	7.33%
Wellington Management Group, LLP (6)	5,207,312	6.21%
Carlson Capital, L.P. (7)	4,700,004	5.61%

*	Denotes less than 1%.

(1)	Includes shares subject to stock options which are exercisable within 60 days from February 1, 2016. The number of shares of Common Stock that may be acquired through exercise of stock options, which are exercisable as of, or within 60 days after, February 1, 2016, are as follows: Mr. Ackerman – 15,000 shares; Mr. Blum – 15,000 shares; Dr. Cooper – 6,542 shares; Mr. Kleisner – 15,000 shares; Mr. Causby – 60,115 shares; and Mr. Monaghan – 5,923 shares. Unless otherwise noted below, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)	Based upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 10, 2016. According to the Schedule 13G/A, BlackRock is a parent holding company for subsidiaries that hold Common Stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock has sole voting power over 7,894,139 shares of Common Stock, sole dispositive power over 8,177,120 shares of Common Stock, and shared voting and dispositive power over 903 shares of Common Stock.

(3)

Based upon a Schedule 13G/A jointly filed by North Tide Capital Master, LP (“Master Fund”), North Tide Capital, LLC (“North Tide”) and Conan Laughlin (“Laughlin”) with the SEC on February 16, 2016. According to the Schedule 13G/A, North Tide serves as investment manager to Master Fund and another managed account client (the “Account”). North Tide, Master Fund and Laughlin’s address is 500 Boylston Street, Suite 1860, Boston, Massachusetts 02116. North Tide and Laughlin have shared voting and dispositive power over 7,500,000 shares of Common Stock and Master Fund has shared voting and dispositive power over 6,800,000 shares of Common Stock. North Tide and Laughlin may be deemed beneficial owners of the shares of Common Stock owned by the Master Fund and the Account, but North Tide and Laughlin disclaim beneficial ownership of such shares of Common Stock.

(4)	Based upon a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2016. According to the Schedule 13G/A, Vanguard is an investment adviser with an address of 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has sole voting power over 106,208 shares of Common Stock, sole dispositive power over 6,348,783 shares of Common Stock, shared voting power of 4,800 shares of Common Stock, and shared dispositive power over 105,409 shares of Common Stock.

(5)	Based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 9, 2016. According to the Schedule 13G/A, Dimensional, as an investment adviser, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (which are collectively referred to as the “Funds”). The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power over 5,965,981 shares of Common Stock and sole dispositive power over 6,140,125 shares of Common Stock. According to the Schedule 13G/A, in its role as investment adviser, sub-adviser or manager, Dimensional and its subsidiaries may be deemed to be the beneficial owner of the shares of Common Stock owned by the Funds, but Dimensional and its subsidiaries disclaim beneficial ownership of such shares of Common Stock.

(6)	Based upon a Schedule 13G/A jointly filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings, LLP (collectively, “Wellington Group”), and Wellington Management Company LLP (“Wellington Management”) with the SEC on February 11, 2016. According to the Schedule 13G/A, Wellington Group and Wellington Management are investment advisors with an address of 280 Congress Street, Boston, Massachusetts 02210. Wellington Group has shared voting power over 2,275,012 shares of Common Stock and shared dispositive power of 5,207,312 shares of Common Stock. Wellington Management has shared voting power over 1,901,112 shares of Common Stock and shared dispositive power over 4,638,181 shares of Common Stock.

(7)	Based upon a Schedule 13G jointly filed by Carlson Capital, L.P. (“Carlson Capital”), Asgard Investment Corp. (“Asgard”), Asgard Investment Corp. II (“Asgard II”), and Clint D. Carlson (“Mr. Carlson”) with the SEC on January 11, 2016. According to the Schedule 13G, Carlson Capital is an investment advisor to certain private funds and managed accounts, Asgard II serves as Carlson Capital’s general partner, Asgard is its sole stockholder, and Mr. Carlson serves as president of Carlson Capital and Asgard. Each has an address of 2100 McKinney Avenue, Suite 1800, Dallas, Texas 75201. Carlson Capital, Asgard, Asgard II, and Mr. Carlson each have shared voting and dispositive power over 4,700,004 shares of Common Stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Executive Compensation Committee (the “Committee”) has structured the Company’s compensation program and goal setting practices to (1) align the interests of the Company’s named executive officers and long-term shareholders, (2) ensure that compensation paid reflects both Company and individual named executive officer performance during the year, and (3) to attract, motivate and retain highly qualified senior executives that are critical for the Company’s success in a challenging and rapidly evolving healthcare marketplace.

The Company’s Performance in 2015

Prior to 2015, the Company developed a five-year strategic plan to position the Company for success in the current healthcare environment and to prepare the Company for changes in the delivery and payment for its services in the future. This strategic plan is based on six key components:

(1)	Succeeding in the Company’s core business of providing quality and clinical outcomes in a cost effective manner;

(2)	Repositioning the Company’s portfolio of services to concentrate more assets in its Integrated Care Markets and redeploy assets to higher margin businesses;

(3)	Aggressively growing the Company’s “Kindred at Home” home health and hospice business and its rehabilitation business;

(4)	Developing care management capabilities to operationalize the Company’s Continue the Care® strategy;

(5)	Advancing the Company’s Integrated Care Market strategy by partnering with other hospital systems, payors and accountable care organizations; and

(6)	Improving the Company’s capital structure and enhancing shareholder returns.

The Company, under the leadership of the Company’s named executive officers, executed several actions in 2015 which helped the Company make significant strides in the implementation of its strategic plan, including:

•

Delivering Solid Financial Performance—The Company grew core earnings per share (“EPS”) and operating income despite a difficult operating environment in its hospital business. Moreover, the Company substantially increased its core operating cash flows compared to last year and has demonstrated its continued ability to generate meaningful and sustainable free cash flows.

•	Gentiva Acquisition—The Company completed the acquisition of Gentiva Health Services, Inc. (“Gentiva”) in February 2015 (the “Gentiva Merger”).

•

The Gentiva Merger combined two market leaders, significantly enhanced the diversity and scale of the Company’s home health and hospice operations, transformed its business mix, and made “Kindred at Home” one of the largest and most geographically diversified home health and hospice providers in the United States;

•	Kindred at Home had 604 sites of service in 40 states, including 142 sites in the Company’s Integrated Care Markets as of December 31, 2015; and

•

The Gentiva Merger advances the Company’s Continue the Care® strategy by accelerating its capabilities to provide population health management, including advancing risk-sharing initiatives with payors covering targeted populations.

•

Centerre Acquisition—The Company completed the acquisition of Centerre Healthcare Corporation (“Centerre”) in January 2015, which at the time of acquisition operated 11 inpatient rehabilitation facilities (“IRFs”) in partnership with some of the nation’s leading acute-care hospital systems.

•	With the Centerre acquisition, the Company has become one of the nation’s largest operators of IRFs and developed a platform for future growth; and

•	The Centerre acquisition also advances the Company’s Integrated Care Market strategy through several joint venture arrangements with leading hospital systems across the United States.

•	Successful Integration and Synergy Capture—The Company successfully managed the integration of Gentiva and Centerre into the Company’s operations.

•	The Company exceeded its synergy expectations in the first year of the Gentiva Merger and is expected to significantly exceed the original two-year synergy estimate of $70 million;

•	A stable and experienced leadership team was built to manage the Company’s expanded home health, hospice and IRF operations; and

•	The Company’s process improvement initiatives resulted in the selection and standardization of best practices from each organization.

•

Development of Home-Based Primary Care—While small by comparison to the Gentiva and Centerre acquisitions, the Company successfully acquired home-based primary care practices in several key markets, and created its Kindred House Calls® operations.

•	Kindred House Calls® has over 70 practitioners serving 10,000 patients, making it the third largest home-based primary care practice in the U.S.; and

•	Kindred House Calls® also will serve as a key component in operationalizing the Company’s Continue the Care® strategy.

•

Developing Mitigation Strategy for LTAC Certification—The Company developed a multi-faceted mitigation strategy and implementation timeline in response to newly adopted long-term acute care (“LTAC”) patient criteria, including financial models, mitigation estimates, and measurable milestones.

•	Advancing Care Management Capabilities—The Company advanced its care management capabilities and network development initiatives to support integrated care and new payment models, including:

•	Expanding home-based primary care to two new Integrated Care Markets;

•	Executing two gain share/risk-based payment arrangements;

•	Entering into three new joint venture and other affiliation agreements;

•	Opening two new IRFs in Texas and Wisconsin; and

•	Implementing care coordination capabilities across sites of care, including product development for post-acute healthcare services that support population management.

•

Improving Quality and Clinical Outcomes—The Company continued to improve its quality and service culture, including the implementation of enterprise-wide quality and care management goals and compliance department performance improvement initiatives.

The Committee believes these actions have uniquely positioned the Company to succeed in the evolving healthcare marketplace, improve its margin profile and create further opportunities for growth and enhanced shareholder value.

Commitment to Best Pay Practices

At the 2015 annual meeting of shareholders, the non-binding advisory proposal to approve the Company’s compensation for its named executive officers received a greater than 95% favorable vote. Despite the high approval rating, the Committee regularly reevaluates the Company’s executive compensation program to achieve its stated objectives and to implement best pay practices as appropriate. To demonstrate this commitment, the Committee has adopted the following best practices in executive compensation in recent years:

•	Continued emphasis on performance based compensation, with 87% of Chief Executive Officer and 78% of named executive officer compensation at risk;

•

Established base salary levels, targeted short-term and long-term incentive plan (“LTIP”) awards, and equity grants for the executive officers to maintain competitive total direct compensation approximating the 50th percentile of the Company’s peers;

•

Focused a significant percentage of the named executive officers’ cash incentive pay opportunity on multi-year performance measures through the LTIP (rather than solely on one-year performance measures under the Company’s prior long-term incentive plan);

•

Focused a significant portion of the named executive officers’ target short-term incentive awards on the achievement of strategic performance goals rather than solely on annual financial and quality metrics to promote long-term shareholder value, as well as recalibrated the respective weights of the strategic, enterprise, and divisional goals among the named executive officers based upon each named executive officer’s primary areas of responsibility;

•	Increased the use of performance-based equity awards;

•

Amended the Company’s change in control severance agreements and employee equity plan to eliminate “single trigger” severance benefits and equity acceleration in favor of “double trigger” severance benefits and equity acceleration;

•	Eliminated change in control tax “gross ups”;

•	Adopted a policy prohibiting the hedging of Company stock;

•	Introduced recoupment provisions or “clawbacks” into each of the Company’s cash and equity-based incentive compensation plans; and

•

Enhanced the Company’s stock ownership requirements by requiring executive officers to hold net shares realized from equity awards and stock options for at least one year following the relevant vesting or exercise date.

These efforts are part of the Company’s larger focus on favorable governance practices and shareholder engagement and responsiveness, including:

•

Following outreach to the Company’s shareholders during 2015, including contacting its 25 largest shareholders (which held more than 70% of the Company’s Common Stock), (1) the Company adopted a Proxy Access bylaw during 2015 that permits shareholders who have owned at least 3% of Common Stock for a three-year period to nominate directors constituting up to 20% of the Board and to include such nominees in the Company’s proxy materials, and (2) the Company amended its Corporate Governance Guidelines to require shareholder approval of future change in control severance agreements that provide for payments in excess of 2.99 times base salary and target short-term bonus. See “Change in Control Severance Agreements—Recent Updates Following Shareholder Outreach” on page 47 for additional details about these changes;

•

Adopting amendments to the Company’s Corporate Governance Guidelines in 2014 formally separating the offices of Chair of the Board of Directors and Chief Executive Officer, and further requiring that the office of Chair of the Board shall, whenever possible, be held by an independent director; and

•	Achieving the highest governance rating on the Institutional Shareholder Service “QuickScore” rating system in March 2016.

Chief Executive Officer Transition

The Company successfully completed its long-planned Chief Executive Officer transition during 2015, with Mr. Breier assuming the role of Chief Executive Officer and Mr. Diaz, who had served as Chief Executive Officer of the Company since 2004, transitioning to the role of Executive Vice Chairman as of March 31, 2015. The Company has been actively preparing for the transition for several years, including by entering into certain agreements with each of Mr. Diaz and Mr. Breier in order to create proper incentives for their continued focus on the long-term success of the Company.

One key component of this succession plan was executed on March 25, 2013 when the Company granted a special one-time award under the Company’s long-term incentive plan to Mr. Diaz, which award was subsequently approved by shareholders on May 21, 2013 (the “Diaz LTIP Award”). The Diaz LTIP Award served as part of the Company’s effort to ensure successful succession planning and enhance Mr. Diaz’s compensation in the event of a significant increase in the Company’s stock price, by providing him with an award of between $0 and $5,000,000, calculated solely based on the Company’s total shareholder return during a 32-month performance period ending on August 31, 2015 (the time at which the Committee expected to fully effectuate Mr. Breier’s transition to the role of Chief Executive Officer). When granting the Diaz LTIP Award, the Committee believed that Mr. Diaz’s continued commitment to the Company and focus on maximizing value for shareholders during this period leading up to Mr. Breier’s appointment would be essential to a smooth transition and to ensuring the Company’s success in future years. As a result of the total shareholder return on the Company’s stock during this performance period, Mr. Diaz earned the full value of the Diaz LTIP Award. The Diaz LTIP Award is discussed in further detail under the heading “Cash Incentives—Diaz LTIP Award” on page 38.

Another key component of the succession plan was entering into a new employment agreement with Mr. Diaz in October 2014, which provided for the terms of his remaining service as Chief Executive Officer and transition to his future role as Executive Vice Chairman of the Board of Directors (the “Vice Chairman Agreement,” which is discussed in further detail under the heading “Employment Agreements—Mr. Diaz” on page 44). Mr. Diaz’s previous employment agreement with the Company entitled him to receive certain cash severance benefits in the event that his employment was involuntarily terminated by the Company (including by Mr. Diaz for good reason) in an amount equal to three times his base salary and short-term incentive target award in the year of termination. This severance benefit was valued at approximately $6.6 million as of the time the Company entered into the Vice Chairman Agreement. In order to ensure a smooth transition from Mr. Diaz to Mr. Breier and to encourage Mr. Diaz to remain with the Company in the role of Executive Vice Chairman, the Vice Chairman Agreement provided for a one-time cash payment to Mr. Diaz upon his ceasing to serve as Chief Executive Officer. This cash payment was intended to approximate the value of Mr. Diaz’s foregone cash severance benefits. Accordingly, Mr. Diaz is not entitled to any future or additional cash severance payments pursuant to the Vice Chairman Agreement following March 31, 2016, the date on which he ceased serving as the Company’s Executive Vice Chairman.

The final component of the Company’s succession plan was a new employment agreement with Mr. Breier, which was executed on October 30, 2014, and which became effective on March 31, 2015 (the “CEO Agreement”). The CEO Agreement, which is discussed in greater detail under the heading “Employment Agreements—Mr. Breier” on page 44, provides Mr. Breier with the compensation and benefits, including severance benefits, commensurate with his position as Chief Executive Officer.

The Executive Compensation Process

The Committee is comprised entirely of independent directors who meet regularly to review and oversee the Company’s executive compensation program. The Committee reviews all components of, and makes all decisions regarding, the compensation of the named executive officers. The Committee also engages an independent compensation consultant to advise it on several aspects of its executive compensation program.

The Chief Executive Officer participates frequently in the meetings of the Committee to provide evaluations related to the performance of the Company’s other executive officers and discuss the roles and responsibilities of such executive officers. In addition, Committee members frequently interact directly with the Company’s executive officers and receive input from other independent Board members, thereby gaining an appreciation of the roles and levels of responsibility of the executive officers, as well as their performance. The Chief Executive Officer (Mr. Diaz prior to his March 31, 2015 transition to Executive Vice Chairman of the Board and Mr. Breier thereafter) makes non-binding recommendations for the Committee’s consideration regarding executive compensation, including base salary, incentive targets, performance measures, equity compensation and any special awards for the Company’s executive officers. The Committee also regularly holds executive sessions not attended by any members of management or any non-independent directors. The Committee discussed Mr. Diaz’s and Mr. Breier’s compensation with each of them and then made decisions with respect to each’s compensation without them present. The named executive officers other than the Chief Executive Officer do not make recommendations on compensation or otherwise significantly participate in the Committee’s compensation decision-making process.

Internal Pay Equity

Compensation opportunities for the named executive officers reflect their positions, responsibilities and tenure in a given position and are generally similar for executives who have comparable levels of responsibility (although actual compensation delivered may differ depending on relative performance). The Chief Executive Officer has generally been the most highly compensated executive due to his ultimate responsibility for the strategic direction and performance of the Company, the unique nature and scope of his leadership and the competitive marketplace for attracting and retaining a talented chief executive officer.

Evaluation of Compensation Policies and Practices as They Relate to Risk Management

The Committee believes that the performance measures it selects appropriately reward performance without encouraging unnecessary or excessive risk taking on the part of the Company’s employees. The Committee encourages the Company’s employees to balance short-term objectives with long-term operational and clinical performance and financial stability by conditioning performance-based pay on the achievement of various financial, quality and strategic goals which are aligned with the Company’s key success factors and operational goals and objectives. In addition, the goals are often tied to facility, district, regional, divisional and/or enterprise performance with no single goal comprising a significant portion of the overall total target. The Company also has in place various controls such as internal audit functions, a compliance hotline and quality controls to further support the Committee’s conclusions on its risk assessment.

Use of Compensation Consultants

The Committee’s charter provides that it has the sole authority to select, evaluate, retain and dismiss an independent compensation consultant. During 2015, the Committee retained Frederic W. Cook & Co. (“F.W. Cook”) as its independent advisor to review the Company’s executive compensation program, including base salaries, and short-term and long-term incentive compensation. Prior to engaging F.W. Cook, the Committee assessed the independence of F.W. Cook pursuant to NYSE rules and concluded that no conflict of interest exists that would prevent F.W. Cook from being an independent consultant to the Committee. F.W. Cook has not served the Company in any capacity except as an independent consultant to the Committee.

In 2015, F.W. Cook’s review of the Company’s executive compensation included:

(1)	Reviewing the Company’s senior executive compensation plans;

(2)	Benchmarking the total direct compensation levels for the executive officers, including salaries and targeted short-term and long-term incentive opportunities;

(3)	Evaluating the appropriateness of special one-time recognition awards in connection with the Gentiva and Centerre acquisitions;

(4)	Evaluating key executive compensation program practices among the Company’s peers, including short-term and long-term performance metrics, the prevalence of executive retirement programs, severance programs and perquisites, stock ownership guidelines, incentive compensation targets and award levels, and equity compensation usage;

(5)	Recommending companies be added or removed from the Company’s peer group based upon objective metrics; and

(6)	Reviewing new employment or compensation arrangements with the Company’s executive officers, as necessary.

F.W. Cook’s compensation review in early February 2015 indicated that: (1) on average, base salaries and target cash compensation were below the 50th percentile of the Company’s peers for the named executive officers but that the base salaries and target cash compensation for Messrs. Wallace and Causby were positioned slightly above the 50th percentile of the Company’s peers; (2) targeted total direct compensation is generally below the 50th percentile of the Company’s peers; (3) the Company’s use of financial, operational, and strategic objectives under its incentive plans continues to be consistent with the practice of its peers; (4) the Company’s use of three different long-term incentives on an annual basis is consistent with typical peer companies but the use of both performance shares and performance cash is atypical (though the Company believes it is appropriate given the Company’s capital structure); (5) the Company’s retirement and deferral programs are consistent with those provided by peer companies; (6) the Company’s perquisite program is limited and generally more conservative than its peers but consistent with broader market practices; (7) severance benefits for the Company’s executive officers are generally consistent with the peer group; and (8) the Company’s stock ownership guidelines for executive officers are standard among peers and the broader market.

Peer Group

Consistent with the Committee’s goal of providing competitive compensation, the Committee benchmarks the Company’s executive officer compensation against the executive officer compensation at a selected group of peer companies that the Committee believes compete with the Company for executive officers with similar talents and expertise and reflect the diversified nature of the Company’s businesses and the healthcare industry, as well as the size and scope of the Company’s operations.

There are very few publicly traded companies that operate within the Company’s primary businesses of transitional care hospitals, home health and hospice, rehabilitation services and nursing centers, and none that operate with the same breadth and scope within each of these businesses. As such, the Company’s peer group primarily consists of healthcare companies that approach the Company’s size, scale and complexity. Following the Gentiva Merger, the Company operates in six segments of post-acute care and provides healthcare services in more than 2,600 locations in 46 states. It is also useful to note that many of the companies in the peer group are not subject to the same Medicare and Medicaid reimbursement risks as the Company, which can make comparisons difficult. The peer group is periodically reviewed and updated by the Committee based upon organic changes in the peer companies and upon recommendations from its independent compensation consultant. In developing the peer group, the Committee considers a variety of selection criteria such as: (1) inclusion of U.S.-based public companies in the Global Industry Classification Standard sub-industry codes for health care facilities and health care services, (2) inclusion of companies with revenues approximating one-third to three times the Company’s revenues, (3) exclusion of companies with market capitalization greater than $40 billion, and (4) inclusion of companies used by proxy advisory firms in establishing peers. For 2015, the Committee elected to remove Emeritus Corporation, Gentiva Health Services, Inc., and Health Management Associates, Inc., each of which had been or was in the process of being acquired, and added Envision Healthcare Holdings, Inc., and Team Health Holdings, Inc. since they satisfied the criteria discussed previously.

For each company in the peer group, the Committee reviews data including base salary, annual cash incentive compensation, long-term incentive compensation and total annual direct compensation of such company’s named executive officers. The Committee also considers, to a lesser extent, comparisons of compensation from companies outside the healthcare industry and published compensation surveys. The following companies comprised the Company’s peer group for compensation benchmarking purposes during 2015:

Brookdale Senior Living, Inc.	MEDNAX, Inc.
Community Health Systems, Inc.	OmniCare, Inc.
DaVita Healthcare Partners, Inc.	Quest Diagnostics, Inc.
Envision Healthcare Holdings, Inc.	Select Medical, Inc.
HealthSouth Corporation	Team Health Holdings, Inc.
Laboratory Corp. of America Holdings	Tenet Healthcare Corporation
Lifepoint Hospitals, Inc.	Universal Health Services, Inc.

The following chart compares the Company and its peer group on several of the selection criteria used by the Committee.

	Revenues (1) ($ in millions)	Enterprise value (1)(2) ($ in millions)	Market capitalization (1) ($ in millions)	Number of employees (1)
Peer group median	$5,181	$9,603	$5,978	32,600
Kindred Healthcare, Inc.	$4,977	$5,197	$1,254	63,300
Kindred Healthcare, Inc. (pro-forma post-Gentiva)	$7,100	—	—	109,000

(1)	These amounts represent information as of September 30, 2014 as prepared by F.W. Cook and reviewed by the Committee in selecting the peer group.

(2)	Enterprise value equals the market capitalization plus total debt minus cash and cash equivalents with an adjustment for the latest fiscal year rents capitalized at eight times.

Components of Executive Compensation

The Company’s executive compensation program generally uses the following components to structure the total direct compensation for the named executive officers:

•	base salary;

•	short-term cash incentives;

•	long-term cash incentives;

•	equity-based incentive compensation; and

•	other perquisites and benefits.

The Company believes that the combination of these elements enables the Committee to award compensation that is competitive within the healthcare industry and the Company’s peer group, and that promotes the goals of the executive compensation program. In addition, from time to time the Committee considers the grant of special one-time cash awards which enable it to reward executive officers in special circumstances. Each of these components is discussed in more detail below.

Pay for Performance

As illustrated in the chart below, the Company utilizes a variety of incentive compensation plans and performance measures to link named executive officer compensation to the Company’s short-term and long-term performance in meaningful ways. These financial, quality and strategic goals encourage the named executive officers to strive for appropriate financial results related to the Company’s operating budget and key financial measures, while maintaining an appropriate focus on the quality and customer service objectives that are critical to ensuring patient satisfaction and regulatory compliance and achieving favorable short-term and long-term financial results.

SUMMARY OF KEY COMPONENTS OF EXECUTIVE COMPENSATION

Component	Performance Period	Vesting /Payout Timing	2015 Performance Metrics	Target Incentive Opportunity for 2015 (% of Salary)
				CEO	Other NEOs
Short-Term Incentive Plan (Cash)	1 year	Paid in full in the year following the end of the performance period	Consolidated Adjusted EBIT, Adjusted EBITM, growth, efficiency, quality, customer service, employee turnover, and strategic goals	100%	80% - 50%
Long-Term Incentive Plan (Cash)	Multi-year	Paid in full one year following the end of the relevant performance period	Adjusted EPS, Adjusted free cash flows, and relative total shareholder return	75%	60% - 50%
Performance-Based Restricted Stock	Each tranche based upon performance during 1 year	Vest pro rata over 3 years	Adjusted EPS and Adjusted free cash flows	(1)	(1)
Service-Based Restricted Stock	n/a	Vest pro rata over 3 years	n/a	(1)	(1)

(1)	Awards vary based upon peer analysis, the Company’s performance and the named executive officer’s individual performance as discussed in more detail below.

Executive Officers’ Pay at Risk

Since base salary is the only component of compensation that is fixed, the Committee places a significant portion of the named executive officers’ compensation at risk. The chart below illustrates the mix of fixed versus variable compensation for the Chief Executive Officer and the other named executive officers, other than Mr. Diaz, based upon target award levels.

2015 TARGET FIXED vs. VARIABLE COMPENSATION (1)(2)

(1)	Mr. Diaz is excluded because substantially all of his 2015 compensation resulted from negotiated arrangements entered into outside the ordinary course of business pursuant to his transition from Chief Executive Officer to Executive Vice Chairman.

(2)	The lump-sum cash payments made to (a) Mr. Causby in February 2015, and (b) Mr. Monaghan in connection with his December 31, 2015 termination of employment are excluded from this chart given that each was made outside the ordinary course of business pursuant to their employment agreements.

Base Salary

The base salary for each named executive officer is determined annually by the Committee following a review of each individual executive officer’s performance, changes in the executive officer’s position or responsibility, relevant comparisons to peer group data, an assessment of overall Company or division performance, and a consideration of general market salary increases for all employees. The Committee generally attempts to establish base salaries at approximately the 50th percentile of the Company’s peer group because it believes that a significant portion of total compensation should be subject to the attainment of performance goals. Since awards under the Company’s cash incentive plans are calculated as a percentage of base salary, the Committee also considers how changes in base salary may impact the total direct compensation opportunity for the named executive officers. In 2015, the base salary was 13% of Mr. Breier’s targeted total annual direct compensation and approximately 22% of the targeted total annual direct compensation for the other named executive officers other than Mr. Diaz.

In February 2015, the Committee conducted its annual review of base salaries for the named executive officers. The Committee recognized that the base salaries were at or below the 50th percentile for each of the named executive officers, except for Messrs. Causby and Wallace, each of whom were approximately at the 60th percentile.

The following chart reflects the changes in base salary for the following named executive officers from 2014 to 2015:

	2014	2015
Mr. Breier, President and Chief Executive Officer	$761,259	$925,018
Mr. Farber, Executive Vice President, Chief Financial Officer	$500,011	$600,018
Mr. Wallace, Executive Vice President and Chief Operating Officer	—	$700,003
Mr. Causby, Executive Vice President and President, Kindred at Home	—	$550,014
Mr. Monaghan, President, Hospital Division	$405,995	$430,019

In 2015, the Committee increased Mr. Breier’s base salary pursuant to the terms of the CEO Agreement which was entered into in 2014 in connection with his planned transition to Chief Executive Officer on March 31, 2015 (the “Effective Date”). The Committee increased Mr. Farber’s base salary to reflect his high level of performance associated with significantly replacing the Company’s capital structure in connection with the Gentiva Merger and his successful transition into his new role in the Company. The base salaries for Mr. Wallace and Mr. Causby were established in connection with the negotiation and entry into new employment relationships with each of them upon joining the Company, and based on data provided by F.W. Cook reflecting the competitiveness of each compensation arrangement. The Committee increased the base salary of Mr. Monaghan to move him closer to the median of the peer group based on data provided by F.W. Cook.

Mr. Diaz’s base salary was reduced from $1.1 million to $500,000 in connection with his planned transition from Chief Executive Officer to Executive Vice Chairman of the Board of Directors on the Effective Date. This reduction was made pursuant to the terms of his Vice Chairman Agreement, which was entered into in 2014 in connection with this planned transition.

See “Employment Agreements—Mr. Breier,” “Employment Agreements—Mr. Diaz,” “Employment Agreements—Mr. Wallace,” and “Employment Agreements—Mr. Causby,” beginning on page 44 for more information about these arrangements.

Cash Incentives

Under the Company’s executive compensation program, a significant portion of total cash compensation for the named executive officers is subject to the attainment of objective financial, quality and strategic goals. The Company uses two cash incentive plans: an annual short-term incentive plan and a long-term incentive plan. All named executive officers participated in one or both of these plans for 2015.

Short-Term Incentive Plan

Under the short-term incentive plan, the Committee establishes company-wide and divisional annual financial and quality goals, as well as specific strategic goals for the Company’s named executive officers. In establishing annual performance goals, the Committee considers the appropriate relative weighting of financial, quality and strategic goals and seeks to appropriately reward performance without encouraging unnecessary or excessive risk taking on the part of the Company’s employees.

Target Award Levels—Annual cash bonuses under the short-term incentive plan are determined as a percentage of the participating named executive officer’s base salary. The following chart reflects the target award levels for each named executive officer as a percentage of his base salary for 2015.

2015 Target Award Level
Mr. Breier	100%
Mr. Diaz	100%
Mr. Farber	80%
Mr. Wallace	80%
Mr. Causby	60%
Mr. Monaghan	50%

Use of Financial, Quality and Strategic Goals—For 2015, the financial goals for the named executive officers were based upon the Company’s operating budget approved by the Board of Directors and other financial metrics that support the achievement of the Company’s 2015 operating budget. The Company believes that certain of these financial goals are measures generally used by investors to value the Common Stock and are therefore appropriate goals to motivate executive performance. The quality goals were based upon key quality metrics across the Company’s operating divisions and new initiatives to enhance the quality of care and customer service. The quality goals are objective measures and are established with a view to be challenging but achievable with solid operational focus on the Company’s businesses. The Committee believes that maintaining or improving the quality of the Company’s services is critical to attaining the Company’s financial results. The Committee also used divisional financial and quality goals for Messrs. Causby and Monaghan, given each’s primary responsibility for the operations of the Company’s Kindred at Home and Hospital divisions, respectively. The strategic goals used for 2015 were linked to the Company’s five-year strategic plan.

The following charts reflect the relative weighting of the consolidated financial and quality goals, strategic goals, and divisional financial and quality goals (to the extent applicable) for 2015. On an annual basis, the Committee may adjust the weighting between goals depending on the Company’s needs or strategic imperatives.

	Consolidated Financial and Quality Goals (see page 30)	Strategic Goals (see page 33)	Divisional Financial and Quality Goals (see pages 31 and 32)	Total
Mr. Breier	60%	40%	—	100%
Mr. Farber	70%	30%	—	100%
Mr. Wallace	70%	30%	—	100%
Mr. Causby	20%	20%	60%	100%
Mr. Monaghan	20%	20%	60%	100%

The following chart reflects the relative weighting of the goals applicable to Mr. Diaz during his tenure as Chief Executive Officer and Executive Vice Chairman during 2015. Mr. Diaz’s 2015 award under the short-term incentive plan was correspondingly prorated for such periods of service.

	Consolidated Financial and Quality Goals (see page 30)	Strategic Goals (see page 33)	Divisional Financial and Quality Goals	Total
Mr. Diaz (while Chief Executive Officer)	60%	40%	—	100%
Mr. Diaz (while Executive Vice Chairman)	100%	—	—	100%

Threshold Goals—The Committee established minimum consolidated and divisional financial performance thresholds that must be achieved in order for the financial and quality components of the short-term incentive awards to become payable, thereby ensuring sufficient financial performance by the Company to support the cash incentives. As such, the consolidated or divisional financial and quality components of the 2015 short-term incentive awards are forfeited in the following circumstances:

•

for each of the named executive officers, if the Company failed to satisfy 95% of the targeted corporate core earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) goal of approximately $1.025 billion;

•

for Mr. Causby, if the Kindred at Home division failed to satisfy 92.5% of the targeted core earnings before interest, income taxes, depreciation, amortization, rent and management fee (“EBITDARM”) goal of approximately $334 million; or

•	for Mr. Monaghan, if the Hospital division failed to satisfy 92.5% of the targeted core EBITDARM goal of approximately $538 million.

Each of the first two threshold goals were achieved in respect of 2015. The Company’s Hospital division failed to achieve the third threshold goal and thus Mr. Monaghan forfeited the divisional financial and quality component of his short-term incentive award.

Financial and Quality Goal Performance—The following chart sets forth the minimum, target and maximum consolidated and divisional financial and quality goals under the short-term incentive plan for 2015, as well as the relative weight of each specific goal and the actual level achieved. Actual results between these goals are interpolated on a straight-line basis.

Short-Term Incentive Plan

Consolidated Financial and Quality Goals

(applicable for All Named Executive Officers)

	2015 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Kindred Consolidated Adjusted EBIT ($ millions) (1)	$441.8	12.0%	$465.1	30.0%	$488.4	95.0%	$444.5	12.0%
Accounts receivable—days outstanding—1 Q	78.9	1.0%	75.0	2.5%	71.4	3.75%	78.1	1.3%
Accounts receivable—days outstanding—2 Q	79.6	1.0%	75.6	2.5%	72.0	3.75%	73.9	3.0%
Accounts receivable—days outstanding—3 Q	79.4	1.0%	75.4	2.5%	71.8	3.75%	76.7	1.9%
Accounts receivable—days outstanding—4 Q	78.4	1.0%	74.5	2.5%	71.0	3.75%	76.0	1.9%
Consolidated revenues ($ millions)	$6,924.1	4.0%	$7,288.5	10.0%	$7,652.9	15.0%	$7,054.9	5.2%
Project Apollo savings ($ millions)	$11.5	4.0%	$12.1	10.0%	$12.7	15.0%	$17.7	15.0%
Gentiva synergies ($ millions)	$33.3	4.0%	$35.1	10.0%	$36.9	15.0%	$52.2	15.0%
Hospital division clinical quality mix	1.92	2.0%	1.82	5.0%	1.73	7.5%	1.72	7.5%
Nursing center division five star quality measure score	2.48	2.0%	2.61	5.0%	2.74	7.5%	2.55	3.2%
Rehabilitation customer satisfaction	4.14	2.0%	4.36	5.0%	4.58	7.5%	4.41	5.5%
Kindred at Home star rating index	95.0%	2.0%	100.0%	5.0%	105.0%	7.5%	150.0%	7.5%
Aggregate employee turnover	26.5%	2.0%	25.2%	5.0%	24.0%	7.5%	28.8%	0.0%
Voluntary officer turnover	10.5%	2.0%	10.0%	5.0%	9.5%	7.5%	5.4%	7.5%
Overall maximum limitation		—		—		(31.2%)		—

Total		40.0%		100.0%		168.8%		86.5%

Short-Term Incentive Plan

Kindred at Home Division Financial and Quality Goals

(applicable for Mr. Causby)

	2015 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Kindred at Home Division Adjusted EBITM ($ millions) (2)	$247.7	12.0%	$260.8	30.0%	$273.8	95.0%	$293.0	95.0%
Accounts receivable—days outstanding—1 Q	47.7	1.0%	45.3	2.5%	43.1	3.75%	44.7	2.75%
Accounts receivable—days outstanding—2 Q	48.7	1.0%	46.3	2.5%	44.0	3.75%	42.9	3.75%
Accounts receivable—days outstanding—3 Q	49.1	1.0%	46.6	2.5%	44.4	3.75%	43.1	3.75%
Accounts receivable—days outstanding—4 Q	47.4	1.0%	45.0	2.5%	42.9	3.75%	46.7	1.30%
Total net revenues ($ millions)	$2,094.7	8.0%	$2,205.0	20.0%	$2,315.2	30.0%	$2,197.0	17.6%
Star rating index	95.0%	2.0%	100.0%	5.0%	105.0%	7.5%	150.0%	7.5%
Home health hospital re-admission rate	95.0%	2.0%	100.0%	5.0%	105.0%	7.5%	131.9%	7.5%
Home health patient satisfaction	90.3%	2.0%	95.0%	5.0%	99.8%	7.5%	103.0%	7.5%
Hospice patient satisfaction	90.3%	2.0%	95.0%	5.0%	99.8%	7.5%	97.9%	6.5%
Total gross margin %	43.6%	2.0%	45.9%	5.0%	48.2%	7.5%	48.2%	7.0%
Total operating expense as % of revenue	32.1%	2.0%	30.5%	5.0%	29.0%	7.5%	31.2%	3.2%
Employee turnover	34.7%	4.0%	33.0%	10.0%	31.4%	15.0%	22.6%	15.0%
Overall maximum limitation		—		—		(31.2%)		(9.6%)

Total		40.0%		100.0%		168.8%		168.8%

Short-Term Incentive Plan

Hospital Division Financial and Quality Goals

(applicable for Mr. Monaghan)

	2015 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Hospital Division Adjusted EBITM ($ millions) (2)	$257.1	12.0%	$270.7	30.0%	$284.2	95.0%	$221.8	0.0%
Total Admissions	50,818	2.0%	53,493	5.0%	56,168	7.5%	50,629	0.0%
Net revenue per patient day	$1,600	2.0%	$1,684	5.0%	$1,768	7.5%	$1,643	3.2%
Accounts receivable—days outstanding—1 Q	114.2	0.5%	108.5	1.25%	103.3	1.875%	110.5	0.95%
Accounts receivable—days outstanding—2 Q	113.7	0.5%	108.0	1.25%	102.9	1.875%	109.6	0.95%
Accounts receivable—days outstanding—3 Q	113.2	0.5%	107.5	1.25%	102.4	1.875%	120.3	0.0%
Accounts receivable—days outstanding—4 Q	112.1	0.5%	106.5	1.25%	101.4	1.875%	117.2	0.0%
Accounts receivable—days outstanding (net of cost report settlements)—1 Q	75.8	0.5%	72.0	1.25%	68.6	1.875%	73.0	0.95%
Accounts receivable—days outstanding (net of cost report settlements)—2 Q	74.4	0.5%	70.7	1.25%	67.3	1.875%	71.1	1.10%
Accounts receivable—days outstanding (net of cost report settlements)—3 Q	73.1	0.5%	69.4	1.25%	66.1	1.875%	78.4	0.0%
Accounts receivable—days outstanding (net of cost report settlements)—4 Q	71.1	0.5%	67.5	1.25%	64.3	1.875%	73.4	0.0%
Operating cost per patient day	$1,421	3.0%	$1,350	7.5%	$1,286	11.25%	$1,340	7.5%
Total labor cost per patient day	$661	3.0%	$628	7.5%	$598	11.25%	$627	7.5%
Workers compensation claims per full-time employee	5.90%	1.60%	5.65%	4.0%	5.40%	6.0%	5.04%	6.0%
Facility CCO terminations	21	0.80%	20	2.0%	19	3.0%	18	3.0%
Facility CEO terminations	19	0.80%	18	2.0%	17	3.0%	15	3.0%
Employee turnover %	22.1%	0.80%	21.0%	2.0%	20.0%	3.0%	25.3%	0.0%
Clinical quality index	1.92	2.0%	1.82	5.0%	1.73	7.5%	1.72	7.5%
Patient satisfaction	71.4%	2.0%	75.2%	5.0%	79.0%	7.5%	78.1%	6.5%
Reputation.com rating	315	2.0%	332	5.0%	349	7.5%	540	7.5%
Hospital re-admissions	8.75%	1.0%	8.31%	2.5%	7.91%	3.75%	8.41%	1.9%
Malpractice claims improvement	167	1.0%	159	2.5%	151	3.75%	155	3.0%
Net revenue ($ millions)	$2,423	2.0%	$2,550	5.0%	$2,678	7.5%	$2,441	2.0%
Overall maximum limitation		—		—		(31.2%)		—

Total		40.0%		100.0%		168.8%		62.6	% (3)

(1)

The Company’s performance goals include the non-GAAP financial measure earnings before interest and income taxes (“EBIT”) from continuing operations, as adjusted for certain items as described below (“Consolidated Adjusted EBIT”). The Company believes that net income (loss) is the most comparable

GAAP measure to Consolidated Adjusted EBIT. Consolidated Adjusted EBIT for the year ended December 31, 2015 is calculated by excluding from net income (loss) the impact of discontinued operations, net of income taxes and the impact of the following items related to continuing operations: interest expense, investment income and income taxes. The following items are also excluded from the Company’s 2015 performance goals and the actual comparative results for purposes of the 2015 calculation of Consolidated Adjusted EBIT: (1) costs and expenses of significant acquisition and development activities; (2) costs associated with closings and consolidations of hospitals and home health and hospice branches; (3) costs associated with severance and retirements; (4) loss provision for litigation matters, including, among others, a loss provision of $125 million related to the settlement of a U.S. Department of Justice investigation of RehabCare, a therapy services company acquired by the Company on June 1, 2011, and an allowance of $12.9 million for RehabCare customer litigation; (5) fees and charges associated with the issuance and modification of the Company’s senior secured and unsecured debt and (6) impairment charges (the “2015 Adjustments”), as well as the results of operations from two primary care home-based acquisitions and one home health acquisition that were closed in 2015. See Notes 5 and 7 of the Company’s audited financial statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016 (the “2015 Audited Financials”) for additional information about the calculation of EBIT.

(2)	The Company’s performance goals include the non-GAAP financial measure earnings before interest, income taxes and management fee (“EBITM”) from continuing operations, as adjusted for certain items as described below (“Adjusted EBITM”). The Company believes that net income (loss) is the most comparable GAAP measure to Adjusted EBITM. Net income (loss) is reported on a consolidated (rather than a segment) basis in the 2015 Audited Financials and is calculated by adding income (loss) from continuing operations and income (loss) from discontinued operations. The actual performance achieved towards the divisional 2015 EBITM performance goals is based upon segment EBITM from continuing operations. Segment EBITM from both continuing operations excludes the allocation of corporate overhead. The Company’s 2015 performance goals and the actual comparative results for purposes of the 2015 calculation of Adjusted EBITM excludes the 2015 Adjustments, as well as the results of operations from two primary care home-based acquisitions and one home health acquisition that were closed in 2015. A reconciliation of segment EBITM from continuing operations to income (loss) from continuing operations is presented in Note 7 of the 2015 Audited Financials. Segment EBITM from discontinued operations is set forth in Note 5 of the 2015 Audited Financials.

(3)	As noted previously, the Hospital division failed to achieve the minimum performance level required under the threshold goal and as such Mr. Monaghan was ineligible to receive this component of his 2015 award under the short-term incentive plan. This chart is provided solely for information purposes to reflect the specific divisional financial and quality goals for 2015, as well as the performance with respect to each goal.

Strategic Goal Performance—The strategic portion of the 2015 short-term incentive award was structured as follows:

•	the Company must achieve at least a pre-established and objective adjusted consolidated EBITDAR threshold goal of approximately $922.5 million (the “Threshold Goal”), which was achieved in 2015;

•

since the Threshold Goal for 2015 was achieved, the named executive officers are eligible for the maximum strategic award potential of 168% of their individual target. If the Threshold Goal had not been achieved, then the corresponding strategic portion of the award is zero; and

•	the Committee may exercise its negative discretion to adjust the maximum award downward for any individual, depending on the achievement of the specified strategic goals identified below.

The Committee established the following strategic goals for 2015:

•	integrate the Gentiva and Centerre acquisitions into the Company’s operations;

•	develop a mitigation strategy and implementation timeline for LTAC patient criteria;

•	advance care management capabilities and network development initiatives to support integrated care and new payment models;

•	improve the quality and service culture of the Company; and

•	continue the Company’s talent and human resources development efforts.

The Committee evaluated the performance of the named executive officers across all of the relevant strategic goals within the context of the Company’s overall performance and noted the following:

•

the successful integration of both the Gentiva and Centerre operations, which included exceeding the annual synergy targets, the integration of information and payroll systems, establishment of senior executive teams in the Kindred at Home and Kindred Rehabilitation Services divisions to lead the acquired operations, and the overall strong financial performance of the acquired operations;

•

the successful development of the Company’s multi-faceted mitigation strategy to address new patient criteria in its LTAC hospitals, including actively pursuing post-intensive care patients that are LTAC eligible but have not historically used the Company’s services, focusing the Company’s transitional care (“TC”) hospital operations on attracting site-neutral patients by demonstrating the value of these services to payors and short-term acute care hospitals, and taking actions to reposition the Company’s existing TC hospital portfolio to adjust to this new patient criteria;

•

further developing capabilities to deliver integrated care across various care settings, testing new delivery and payment models, and developing capabilities to support the Company’s Integrated Care Markets and Continue the Care® strategies, including: expanding physician coverage across sites of service through Kindred House Calls®; expanding care managers to improve care transitions; enhancing information sharing and technology connectivity; growing patient placement tools, such as the Company’s nationwide contact center that provides consumers with post-acute care resources; and developing new condition-specific clinical programs and outcome measures; and

•

the successful transition to Mr. Breier as the Company’s new Chief Executive Officer, the hiring of Mr. Wallace as the Company’s new Executive Vice President and Chief Operating Officer, the employment of Mr. Causby to lead the Company’s Kindred at Home division following the Gentiva Merger, and the transition of new presidents of the Kindred Rehabilitation Services and Hospital divisions.

Based on the performance of the named executive officers across all of the relevant strategic goals, the Committee exercised its negative discretion and lowered the payout to 134.5% of the target award for the strategic component of the short-term incentive plan.

Short-Term Incentive Payouts

Based on the actual performance achieved and the Committee’s evaluation of the named executive officers’ performance under the Company’s financial, quality, and strategic goals, the Committee awarded aggregate short-term incentive bonuses for 2015 as set forth below.

	Percent Earned
	Consolidated Financial/ Quality (a)	Strategic (b)	Divisional Financial/ Quality (c)		Total (a + b + c)		Potential Target Bonus		Base Salary		Total Cash Award
Mr. Breier	51.9%	53.8%	—		105.7%	x	100%	x	$925,018	=	$977,744
Mr. Farber	60.6%	40.3%	—		100.9%	x	80%	x	$600,018	=	$484,335
Mr. Wallace	60.6%	40.3%	—		100.9%	x	80%	x	$700,003	=	$515,319	(1)
Mr. Causby	17.3%	26.9%	101.3%		145.5%	x	60%	x	$550,014	=	$480,162
Mr. Monaghan	17.3%	26.9%	0.0	%(2)	44.2%	x	50%	x	$430,019	=	$95,034

(1)	Mr. Wallace’s award was prorated to reflect his February 2, 2015 start date.

(2)	The hospital division failed to achieve its threshold goal for 2015 and, as such, no award was made to Mr. Monaghan related to these divisional goals.

The following chart reflects the relative weighting of the goals applicable to Mr. Diaz during his tenure as Chief Executive Officer and Executive Vice Chairman during 2015. Mr. Diaz’s 2015 award was prorated for such periods of service and calculated as set forth below.

	Percent Earned
	Consolidated Financial/ Quality (a)	Strategic (b)	Divisional Financial/ Quality (c)	Total (a + b + c)	% of Year Eligible		Potential Target Bonus		Base Salary		Total Cash Award
Mr. Diaz (while Chief Executive Officer)	51.9%	53.8%	—	105.7%	24.7%	x	100%	x	$1,100,008	=	$287,189
Mr. Diaz (while Executive Vice Chairman)	86.5%	—	—	86.5%	75.3%	x	100%	x	$500,011	=	$325,680

									Total:		$612,869

Long-Term Incentive Plan

The LTIP focuses a significant percentage of the named executive officers’ pay opportunity on multi-year performance measures. During 2015, the Committee continued the transition to multi-year performance measures that began during 2014. Under the LTIP, the Committee generally intends to establish multi-year performance goals, focusing initially on earnings, free cash flows and total shareholder returns, which the Committee believes will focus the named executive officers and management on the long-term operational and financial objectives of the Company.

Cash awards under the long-term incentive plan are payable on or about the first anniversary of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due. This delayed payment feature serves as an additional retention vehicle for the Company.

Award Percentages—Under the long-term incentive plan, participants are eligible to receive cash awards expressed as a percentage of their base salary. No awards are earned under the long-term incentive plan until certain minimum levels of performance are achieved. The following chart reflects the potential minimum, target and maximum award levels for the named executive officers as a percentage of base salary for awards granted in 2015:

	Long-Term Incentive Plan (As a % of Base Salary)
	Minimum	Target		Maximum
Mr. Breier	18.75%	75	%(1)	187.5%
Mr. Diaz (2)	18.75%	75%		187.5%
Mr. Farber	15.0%	60	%(3)	150%
Mr. Wallace	12.5%	50%		125%
Mr. Causby	12.5%	50%		125%
Mr. Monaghan	12.5%	50%		125%

(1)	Mr. Breier’s target award as a percentage of base salary increased to 75% from 60% in 2015 in connection with his transition to Chief Executive Officer.

(2)	Per the terms of his Vice Chairman Agreement described in more detail on page 44, Mr. Diaz participated in the long-term incentive plan only for that period during 2015 in which he served as Chief Executive Officer.

(3)	Mr. Farber’s target award as a percentage of base salary was increased to 60% from 50% in 2015 in connection with his exemplary performance as Chief Financial Officer.

Performance Periods—Since the Company’s previous long-term incentive plan only provided for performance periods covering one year, in order to effectuate a transition to three-year performance periods under the LTIP, and to avoid a significant reduction in each participant’s incentive opportunity during the transition period, the Committee established two transitional performance periods during 2014 (a one-year performance period and a two-year performance period), in addition to its first three-year performance period, each of which began on January 1, 2014. The Committee also capped the potential award percentages for the one-year and two-year transitional performance periods at 33.3% and 66.7%, respectively, so that the total potential incentive opportunity for participants would remain constant during the transition period.

The one-year performance period ended on December 31, 2014 and was calculated based upon the Company’s performance during such year. The two-year transitional performance period and the original three-year performance period that began on January 1, 2014 continued into the 2015 calendar year. However, the Gentiva and Centerre acquisitions fundamentally altered the Company’s financial, capital, and organizational structure and the Company incurred significant expenses associated with these acquisitions and related debt financings. As such, the previously established performance goals for the two-year transitional performance period and three-year performance period became essentially unachievable based on the impact of the transaction costs from the Gentiva and Centerre acquisitions. Pursuant to the terms of the LTIP, the Committee performed a good faith review of the substantial impact that the Gentiva and Centerre acquisitions had on the previously established performance goals applicable to these performance periods and accordingly exercised its discretion to modify the performance goals and the performance periods.

Accordingly, the Committee established new performance goals that reflect the Company’s updated operational and financial objectives following the Gentiva and Centerre acquisitions. The Committee also made corresponding changes to the applicable performance periods so that the initial two-year transitional performance period that ended on December 31, 2015 became a one-year performance period ending on December 31, 2015, and the initial three-year performance period that ended on December 31, 2016 became a two-year performance period ending on December 31, 2016. Aside from the foregoing, no changes were made to the list of eligible participants, applicable award percentages, payment date, or award caps.

2015 Performance Goals and Actual Performance—For awards with performance periods ending on December 31, 2015, the Committee used two equally-weighted performance goals, adjusted EPS and adjusted free cash flows to calculate the preliminary award due to a participant. The preliminary award was then multiplied by the relative total shareholder return (“TSR”) modifier described below to calculate the final amount awarded to the participant.

The chart below depicts the minimum, target and maximum goals for awards ending during the 2015 performance period, as well as the actual levels achieved for the named executive officers. The goals are the same for each participant in the LTIP, including each named executive officer, and reflect Company-wide measures. These goals were established with a view to be challenging but achievable with good operational focus and strong overall performance from the Company’s businesses.

LTIP Performance Goals for the 2015 Performance Period

							Actual Achieved	% of Target Bonus Achieved Before TSR Modifier
	Minimum		Target		Maximum
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Adjusted EPS (1)	$1.17	25.0%	$1.30	50.0%	$1.43	125.0%	$1.32	50%
Adjusted Free Cash Flows ($ millions) (2)	$179.1	25.0%	$199.0	50.0%	$218.9	125.0%	$182.2	25%

Total		50.0%		100.0%		250.0%		75%

(1)	The Company’s performance goals include the non-GAAP financial measure EPS from continuing operations, as adjusted for certain items as described below (“Adjusted EPS”). The Company believes that diluted net income (loss) per share is the most comparable GAAP measure to Adjusted EPS. The Company’s 2015 performance goals and the actual comparative results for purposes of the 2015 calculation of Adjusted EPS (each net of applicable income tax provision (benefit)) excludes closed hospital operations, unplanned severance costs and the 2015 Adjustments.

(2)	The Company’s performance goals include the non-GAAP financial measure Adjusted Free Cash Flows. The Company believes that net cash flows provided by operating activities is the most comparable GAAP measure to Adjusted Free Cash Flows. Adjusted Free Cash Flows for the year ended December 31, 2015 is calculated by deducting routine capital spending, discontinued operations (net of income taxes), closed hospital operations (net of income taxes), unplanned severance (net of income taxes), and the 2015 Adjustments from net income attributable to the Company, and further adjusted to exclude the impact of the following non-cash expenses, net of income taxes: (1) amortization of intangible assets, (2) amortization of stock-based compensation, and (3) amortization of deferred financing costs. See the 2015 Audited Financials for additional information about net cash flows provided by operating activities.

2015 TSR Modifier—As noted above, a TSR modifier was used to decrease or increase the actual award made under the LTIP based on the Company’s relative stock performance during 2015. The TSR modifier was based on the Company’s total shareholder return for 2015 compared to the results of the Russell 3000 Index. The TSR modifier scale and actual results achieved for 2015 are set forth below.

TSR Modifier Scale
Kindred TSR vs.	TSR Payout	2015 Actual
Russell 3000	Adjustment	Performance
< = -5.00%	80.00%	80.00%
-4.00%	84.00%
-3.00%	88.00%
-2.00%	92.00%
-1.00%	96.00%
0.00%	100.00%
1.00%	104.00%
2.00%	108.00%
3.00%	112.00%
4.00%	116.00%
> = 5.00%	120.00%

LTIP Award Calculation—The Committee awarded the long-term incentive bonuses set forth below based upon the actual results against the pre-established goals as modified by the Company’s TSR performance and the capped payout percentage:

	Base Salary		Target Bonus			2015 Transitional Period Award Cap		% of Target Achieved		TSR Performance Modifier		2015 Actual Award
Mr. Breier	$925,018	x	67.5	%(1)	x	66.7%	x	75%	x	80%	=	$249,880
Mr. Diaz	$1,100,008	x	75%		x	66.7%	x	75%	x	80%	=	$205,694	(2)
Mr. Farber	$600,018	x	55	%(3)	x	66.7%	x	75%	x	80%	=	$132,070
Mr. Wallace (4)	—	x	—		x	—	x	—	x	—	=	—
Mr. Causby (4)	—	x	—		x	—	x	—	x	—	=	—
Mr. Monaghan	$430,019	x	50%		x	66.7%	x	75%	x	80%	=	$86,047

(1)	As noted earlier, Mr. Breier’s target award percentage of base salary increased to 75% from 60% in 2015. Since this award was originally set to cover a two-year performance period, the Committee used the average of the current 75% target and the former 60% target to calculate this award.

(2)	The 2015 actual award for Mr. Diaz has been prorated to reflect that portion of the original two-year performance period beginning on January 1, 2014 during which he served as Chief Executive Officer.

(3)	As noted earlier, Mr. Farber’s target award percentage of base salary increased to 60% from 50% in 2015. Since this award was originally set to cover a two-year performance period, the Committee used the average of the current 60% target and the former 50% target to calculate this award.

(4)	Messrs. Wallace and Causby were ineligible to participate in the 2015 performance period as neither was employed by the Company on January 1, 2014.

The Committee exercised no discretion in 2015 to reduce the awards for the 2015 performance period. Notwithstanding the foregoing, the Committee retains the right to administer the LTIP in its discretion, and retains the ability to reduce awards otherwise payable to a named executive officer for unforeseen events or circumstances, such as restatements of the Company’s financial statements.

Other Performance Periods—For the awards subject to performance periods extending after December 31, 2015, the Committee established goals for these periods in 2015 based on cumulative adjusted EPS and cumulative adjusted free cash flows along with the TSR performance modifier in the same manner as set forth above. The goals were the same for each participant in the LTIP and reflect company-wide measures.

As a result of changes caused by LTAC patient criteria, the Committee replaced these goals in March 2016 with new goals in accordance with the provisions of the LTIP. The new goals are based on EBITDAR, free cash flows, and a TSR performance modifier.

Diaz LTIP Award

The Committee granted a one-time award under the LTIP to Mr. Diaz on March 25, 2013 (previously defined as the “Diaz LTIP Award”), which was subsequently approved by the Company’s shareholders on May 21, 2013. The award was granted as part of the Company’s goal to ensure successful succession planning and to further enhance Mr. Diaz’s compensation if there was a significant increase in the Company’s stock price during the period from December 31, 2012 to August 31, 2015. Pursuant to the Diaz LTIP Award, an award of between $0 and $5,000,000 was possible, based upon the Company’s total shareholder return during the performance period, where total shareholder return was defined as the annualized rate of return reflecting the appreciation of Company common stock plus reinvestment of dividends and the compounding effects of dividends paid on reinvested dividends, and rounded to the nearest whole percentage point. The starting stock price for purposes of measuring total shareholder return was $10.82, the closing price of a share of Common Stock on December 31, 2012, and the ending stock price was the average closing price of a share of Common Stock during normal trading hours on the NYSE for the sixty (60) consecutive trading days ending on August 31, 2015.

The following chart reflects the target stock prices and the corresponding level of the potential award under the Diaz LTIP Award.

Annualized Total Shareholder Return during the Performance Period / Corresponding Ending Stock Price	Amount of Award
Below 7.5%	$0
7.5% or $13.13	$1,000,000
15% or $15.74	$2,000,000
20% or $17.66	$3,000,000
25% or $19.72	$4,000,000
30% or $21.94 (and above)	$5,000,000

Based on a calculated total shareholder return over the performance period of 30.39% (or $22.06), Mr. Diaz was paid $5,000,000 during 2015 pursuant to the terms of the Diaz LTIP Award.

Under the terms of the Diaz LTIP Award, Mr. Diaz is subject to non-solicitation and non-competition covenants for one year following the termination of his employment. In the event that he violates either of those covenants, he will be required to repay the award in full.

Special Cash Awards

Mr. Farber

During 2015, the Committee made approximately $3 million of aggregate special one-time cash awards to 110 employees. These awards were made by the Committee primarily in recognition of the repositioning and other strategic transactions completed by the Company in 2015, including, among other things: (1) the successful completion of the Gentiva Merger on February 2, 2015, and (2) the successful completion of the Centerre acquisition on January 1, 2015. Mr. Farber was awarded $350,000 from this special cash award pool for his efforts in connection with these acquisitions including his role in securing financing for these acquisitions and capturing synergies. After consultation with F.W. Cook, the Committee determined that this award was appropriate given Mr. Farber’s leadership in the Company’s successful repositioning activities.

Mr. Causby

Prior to the Gentiva Merger, Mr. Causby served as Gentiva’s President and Chief Operating Officer. Mr. Causby received a $1,000,000 lump sum cash payment in February 2015 pursuant to the terms of the Causby Agreement, as partial consideration for a $2,035,000 change in control severance payment to which he otherwise was entitled following the Gentiva Merger, and for the confidentiality, non-competition and non-solicitation covenants imposed on Mr. Causby during the term of the Causby Agreement and for a one-year period thereafter. See “Employment Agreements—Mr. Causby” beginning on page 45 for more information about this arrangement.

Equity-Based Compensation

The Company uses equity-based compensation to provide a direct and long-term link between the results achieved for the Company’s shareholders and the total direct compensation provided to the named executive officers. In 2015, the Committee granted performance-based restricted stock units and service-based restricted stock to its named executive officers. The performance-based restricted stock units reinforce the Company’s pay for performance strategies by linking the vesting of the performance-based restricted stock units to the Company’s financial performance during the applicable performance period. The Committee believes that service-based restricted stock promotes retention of the named executive officers, while building their ownership stake in the Company.

Policies and Practices Regarding Equity Awards

The named executive officers are generally awarded equity-based compensation below the median level of the Company’s peer group. The Committee considers the amount of total cash compensation earned by the named executive officers in the prior year when determining the amount of equity-based compensation to award. While the Committee does not have a set allocation between cash and equity compensation, the Committee generally provides for a greater percentage of cash compensation than members of its peer group since equity awards can have a significant dilutive impact on shareholders given the Company’s capital structure. When evaluating equity-based compensation, the Committee considers the limitations imposed by the Company’s capital structure as well as the accounting costs associated with the form of equity award and the perceived benefits by management of the awards.

While the Committee does not have a formal policy with respect to the timing of grants of equity-based awards in connection with the release of material non-public information, the Committee considers issues raised by the timing of grants when making such awards. The Company generally makes broad-based equity grants at approximately the same time each year following the release of year-end financial information; however, the Company may choose to make equity awards outside of the annual broad-based grant for promotions, new hires, retention or outstanding performance.

The amount of equity awarded to each of the named executive officers is based upon a number of factors. First, the Committee considers an overall assessment of the Company’s performance, the equity granting practices of the companies in its peer group and the costs related to the awards in order to establish the appropriate aggregate pool of equity awards for all participating employees. The Committee also considers the Company’s annual share usage, burn rate and fair value transfer over a three-year period when sizing the equity pool. F.W. Cook assisted the Company during 2015 to confirm the equity grant processes of the Company’s peers, as well as to assist in the calculation of the Company’s annual share usage, burn rate and fair value transfer. Based on this analysis, the Committee establishes an aggregate pool of potential equity awards. The Committee then considers benchmarks by position from the peer group in evaluating potential awards to the named executive officers. The Chief Executive Officer also provides an assessment to the Committee of the level of performance for the other named executive officers. The Committee then considers the individual performance of each named executive officer. The assessment of actual and potential contribution is based upon the Committee’s subjective evaluation of each named executive officer in light of various operational and strategic challenges, opportunities facing the named executive officer during the relevant year, and the retention benefits of such awards. The specific equity awards for each named executive officer are also compared to the benchmark analysis of long-term incentives prepared by F.W. Cook.

2015 Equity Award Levels

In 2015, the Committee granted equity awards to the named executive officers from the aggregate pool as follows:

	2015 Equity Grant
	Performance-Based Restricted Stock Units	Service-Based Restricted Stock
Mr. Breier	93,333	93,334
Mr. Diaz	22,222	—
Mr. Farber	30,000	30,000
Mr. Wallace	—	(1)
Mr. Causby	17,000	17,000
Mr. Monaghan	12,500	12,500

(1)	Mr. Wallace was granted 54,885 shares of service-based restricted stock that vest in equal annual installments over three years in connection with the overall compensation package to recruit him to the Company. See “Employment Agreements—Mr. Wallace” on page 45 for more information about this arrangement.

The performance-based restricted stock units are divided into three equal annual tranches relating to three consecutive annual performance periods. The service-based restricted stock vests in equal annual installments over three years.

The awards for Mr. Breier were made pursuant to the provisions of the CEO Agreement (as described below), pursuant to which Mr. Breier was entitled to awards of service-based and performance-based restricted stock prior to the Effective Date, each with a grant date fair value equal to at least $1,900,000. Mr. Breier was accordingly granted 93,334 shares of service-based restricted stock and 93,333 shares of performance-based restricted stock in March 2015. The Committee previously approved the CEO Agreement and the related equity awards thereunder in 2014 in connection with the Company’s succession plan for a new Chief Executive Officer.

The awards for Mr. Diaz were made pursuant to the provisions of the Vice Chairman Agreement (as described below), pursuant to which Mr. Diaz was entitled to a grant of performance-based restricted stock prior to the Effective Date with a grant date fair value equal to at least $500,000. Mr. Diaz was accordingly granted 22,222 shares of performance-based restricted stock in March 2015. The Committee previously approved the Vice Chairman Agreement and the related equity awards thereunder in 2014 in connection with the Company’s succession plan for a new Chief Executive Officer.

The awards for Mr. Farber reflect his oversight and leadership of the Company’s financial matters, including his efforts to expand and restructure the Company’s capital structure which enabled the Company to finance the Gentiva and Centerre acquisitions.

The awards for Mr. Causby reflect his oversight and leadership of the Company’s Kindred at Home operations beginning with the Gentiva Merger and his ongoing efforts to ensure a successful integration.

The awards for Mr. Monaghan reflect his efforts to lead the Hospital division’s efforts to develop a comprehensive multi-faceted mitigation plan to address LTAC patient criteria and lead the division through a challenging operating environment.

In addition to the awards discussed above, the Committee also approved grants outside of the annual approval process. The Committee granted Mr. Wallace 54,885 shares of service-based restricted stock that vest in equal annual installments over three years in connection with the compensation package used to recruit him to the Company. In addition, Mr. Causby received a total of 135,940 service-based restricted stock units in connection with the Gentiva Merger and in satisfaction of certain legacy Gentiva equity and cash benefits to which he otherwise would have been entitled. Mr. Causby’s unvested, in-the money Gentiva stock options, which were scheduled to vest over three years, were exchanged for 25,812 restricted stock units which retained the original three-year vesting schedule; Mr. Causby’s change in control severance benefits with Gentiva were exchanged for 53,077 restricted stock units which vest over three years; and Mr. Causby’s outstanding and unvested Gentiva performance cash awards which were scheduled to vest over two years were exchanged for 57,051 restricted stock units which retained the original two-year vesting schedule. See “Employment Agreements—Mr. Wallace” and “Employment Agreements—Mr. Causby” beginning on page 45 for more information about these arrangements.

Performance-Based Restricted Stock Units Earned in 2015

During 2015, three tranches of performance-based restricted stock units were eligible for vesting and each was subject to the same 2015 annual performance goals. The following chart depicts the minimum, target and maximum goals established for these tranches, as well as the actual levels achieved. Any performance-based restricted stock units not earned based on actual performance are forfeited.

2015 Performance-Based Restricted Stock Goals

	Minimum		Target		Maximum		Actual Performance Achieved	% of Award Achieved
	Goal	% of Award	Goal	% of Award	Goal	% of Award
Adjusted Free Cash Flows (dollars in millions) (1)	$179.1	10.0%	$199.0	50.0%	$218.9	67.5%	$182.2	10%
Adjusted EPS (2)	$1.17	10.0%	$1.30	50.0%	$1.43	67.5%	$1.32	50%
Overall maximum limitation (3)		—		—		(35.0%)		—

Total		20.0%		100.0%		100.0%		60%

(1)	The Company’s performance goals include the non-GAAP financial measure Adjusted Free Cash Flows. The Company believes that net cash flows provided by operating activities is the most comparable GAAP measure to Adjusted Free Cash Flows. Adjusted Free Cash Flows for the year ended December 31, 2015 is calculated by deducting routine capital spending, discontinued operations (net of income taxes), closed hospital operations (net of income taxes), unplanned severance costs (net of income taxes), and the 2015 Adjustments from net income attributable to the Company, and further adjusted to exclude the impact of the following non-cash expenses, net of income taxes: (1) amortization of intangible assets; (2) amortization of stock-based compensation; and (3) amortization of deferred financing costs. See the 2015 Audited Financials for additional information about net cash flows provided by operating activities.

(2)	The Company’s performance goals include the non-GAAP financial measure Adjusted EPS. The Company believes that diluted net income (loss) per share is the most comparable GAAP measure to Adjusted EPS. The Company’s 2015 performance goals and the actual comparative results for purposes of the 2015 calculation of Adjusted EPS (each net of applicable income tax provision (benefit)) excludes closed hospital operations, unplanned severance costs, and the 2015 Adjustments.

(3)	The maximum award level cannot exceed 100% of the target award.

The following chart reflects the performance-based restricted stock units earned based on the achievement of the 2015 performance goals set forth above:

Performance-Based Restricted Stock Earned in 2015

	Mr. Breier	Mr. Diaz (1)	Mr. Farber	Mr. Wallace	Mr. Causby	Mr. Monaghan (2)
Shares eligible from 2013 grant	22,500	50,000	—	—	—	1,334
Shares eligible from 2014 grant	14,166	37,500	—	—	—	4,000
Shares eligible from 2015 grant	31,111	7,408	10,000	—	5,667	4,167

Total eligible shares (3)	67,777	94,908	10,000	—	5,667	9,501
Percent of award achieved	60%	60%	60%	—	60%	60%

Shares earned	40,667	56,945	6,000	—	3,400	5,700

(1)	Pursuant to the Vice Chairman Agreement discussed in greater detail beginning on page 44, Mr. Diaz was entitled to continued vesting of his performance shares for a three-year period following his transition to Executive Vice Chairman, subject to the achievement of the relevant performance goals.

(2)	Pursuant to his employment agreement, Mr. Monaghan was entitled to continued vesting of his performance shares for an 18-month period following his December 31, 2015 termination of employment, subject to the achievement of the relevant performance goals.

(3)	Any shares that are not earned by the named executive officer are forfeited.

Employment Agreements

The Company maintains employment agreements with its executive officers, including the named executive officers. The Committee recognizes that the retention of highly qualified leadership talent is critical to the Company’s performance and to successful succession planning. The Board periodically considers succession candidates for the chief executive officer and other senior leadership positions. In connection with this process, the Board considers the potential retention risk regarding identified succession candidates, the competitive landscape for executive talent and the extent of disruption likely caused by an unplanned exit of a senior executive. Where the Committee believes it is necessary, it will take appropriate actions to support the Company’s succession plan and to remain competitive in the marketplace.

The Company has entered into an employment agreement with each of its named executive officers as more fully described below. The Committee believes that employment agreements are typical in healthcare companies and its peer group, and are important factors in attracting and retaining executive talent. The Committee also believes, based on input from F.W. Cook, that the terms and benefits under the employment agreements with the Company’s named executive officers are competitive within the healthcare industry and its peer group.

Between 2014 and 2015, the Committee elected to enter into an employment agreement with: (1) Mr. Breier, in connection with his planned and previously-announced transition to Chief Executive Officer on the Effective Date; (2) Mr. Diaz, in connection with his planned and previously-announced transition to Executive Vice Chairman on the Effective Date; (3) Mr. Farber, in connection with his recruitment to serve as the Company’s Chief Financial Officer; (4) Mr. Wallace, in connection with his recruitment to serve as the Company’s Chief Operating Officer; and (5) Mr. Causby, in connection with his recruitment to lead the Company’s Kindred at Home division following the Gentiva Merger. With respect to the planned Chief Executive Officer transition, the Committee held several meetings to consider the compensation arrangements for

Mr. Breier and Mr. Diaz, and further engaged F.W. Cook to advise it on market comparable data and to evaluate the competitiveness of potential compensation arrangements. With respect to the other named executive officers, the Committee engaged F.W. Cook to advise it on market comparable practices and to evaluate the competitiveness of potential compensation arrangements. The terms of these employment agreements were further negotiated with each of the named executive officers, and impacted the total compensation paid to these individuals in 2015.

Each of the employment agreements described below also provide for severance payments if employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 59. These agreements do not provide for tax gross ups.

Mr. Breier

Since September 2012, the Company has had an employment agreement with Mr. Breier. In connection with his transition from President and Chief Operating Officer to the Company’s President and Chief Executive Officer, in October 2014 the Company entered into a new employment agreement (previously defined as the “CEO Agreement”) with Mr. Breier (which replaced and superseded his prior agreement), pursuant to which Mr. Breier has served the Company as President and Chief Executive Officer since March 31, 2015 (previously defined as the “Effective Date”).

The CEO Agreement has a three-year term, which is extended daily by one day and which, in the event the Company notifies Mr. Breier of its intent not to extend the term, would terminate three years after such notification. The CEO Agreement generally provides that Mr. Breier is entitled to an annual base salary of $925,000, subject to annual review by the Committee for possible increases, and is eligible to participate in the Company’s short-term incentive plan (with a target bonus of 100% of base salary), long-term incentive plan (with a target bonus of at least 65% of base salary) and other employee benefit plans. Mr. Breier may receive increases in his base salary and target incentive awards as approved by the Committee. Mr. Breier is also eligible to participate in the Company’s equity-based compensation plans, and received awards of service-based and performance-based restricted stock prior to the Effective Date, each with a grant date fair value equal to at least $1,900,000.

Mr. Diaz

In connection with the Company’s succession planning efforts, the Company entered into a new employment agreement (previously defined as the “Vice Chairman Agreement”) with Mr. Diaz in October 2014, pursuant to which Mr. Diaz served as Executive Vice Chairman of the Board of Directors from the Effective Date to March 31, 2016. The Vice Chairman Agreement replaced and superseded, in all respects, the prior employment agreement between the Company and Mr. Diaz.

Until the Effective Date, the Vice Chairman Agreement provided for Mr. Diaz’s continued employment as Chief Executive Officer, as well as a base salary of no less than Mr. Diaz’s then-current base salary, target bonuses of 100% and 75%, respectively, under the Company’s short-term and long-term incentive plans for 2014, and continued coverage under the Company’s employee benefit plans.

Consistent with the terms of his prior employment agreement, the Vice Chairman Agreement also provided for additional payments if Mr. Diaz was replaced as Chief Executive Officer on the Effective Date. Because of his change in status, he received the following: (1) a lump sum payment equal to $6,600,048 (the prorated portion of the short-term incentive award earned in 2015 (based upon actual performance) plus three times his base salary and short-term incentive target award in 2015); (2) immediate vesting of service-based restricted stock awards that would have vested within the three-year period following the Effective Date (the “Effective Date Period”); (3) continued vesting of performance-based restricted stock awards (subject to achieving performance measures) and stock options during the Effective Date Period, and the opportunity to exercise the options during the Effective Date Period; and (4) prorated awards (based upon actual performance) under the Company’s long-term incentive plan for those performance periods that end following the Effective Date (other than the Diaz LTIP Award). These benefits are consistent with the termination benefits to which Mr. Diaz was entitled under his prior employment agreement in the event of his termination of employment as Chief Executive Officer.

Beginning on the Effective Date, the Vice Chairman Agreement provided for Mr. Diaz’s employment as Executive Vice Chairman of the Board of Directors for a one-year term. The Vice Chairman Agreement further provided that as of the Effective Date, Mr. Diaz is entitled to an annual base salary of $500,000 and is eligible to participate in the Company’s short-term incentive plan for 2015, with a target bonus of 100% of base salary, and in the Company’s employee benefit plans. Mr. Diaz is also eligible to participate in the Company’s equity-based compensation plans and received a grant of performance-based restricted stock prior to the Effective Date with a grant date fair value equal to at least $500,000.

Mr. Farber

The Company entered into an employment agreement with Mr. Farber in February 2014, pursuant to which he was appointed as Executive Vice President, Chief Financial Officer (the “CFO Agreement”). The CFO Agreement has a one-year term which is extended automatically each day by one day unless the Company notifies Mr. Farber of its intent not to extend the term. Upon such notification, the CFO Agreement will terminate in one year. The CFO Agreement provides that Mr. Farber is entitled to an annual base salary of $500,000 and participation in the Company’s short-term incentive plan with a full-year target bonus of 70% of base salary, the Company’s long-term incentive plan with a full-year target bonus of 50% of base salary, and is entitled to participate in the Company’s equity-based plans and other employee benefit plans. Mr. Farber may receive increases in his base salary and target incentive awards as approved by the Committee.

The Committee also entered into an agreement with Mr. Farber in November 2015, pursuant to which Mr. Farber received a one-time payment of $250,000 to offset relocation and other costs incurred in connection with his relocation. The CFO Agreement stipulates that Mr. Farber must repay such amount along with any related attorney’s fees and expenses if he voluntarily terminates his employment with the Company on or before April 30, 2017.

Mr. Wallace

In February 2015, the Company appointed Mr. Wallace as Executive Vice President and Chief Operating Officer of the Company. The Company entered into an employment agreement (the “COO Agreement”) with Mr. Wallace to govern the terms of his employment, based in part on data prepared by F.W. Cook related to the competitiveness of the compensation arrangement. The COO Agreement has a one-year term which is extended automatically each day by one day unless the Company notifies Mr. Wallace of its intent not to extend the term. Upon such notification, the COO Agreement will terminate in one year. The COO Agreement provides that Mr. Wallace is entitled to an annual base salary of $700,000 and participation in the Company’s short-term incentive plan with a full-year target bonus of 70% of base salary, the Company’s long-term incentive plan with a full-year target bonus of 50% of base salary, and to participate in the Company’s equity-based plans and other employee benefit plans. Mr. Wallace may receive increases in his base salary and target incentive awards as approved by the Committee.

Mr. Causby

The Company entered into an Employment Agreement with Mr. Causby in February 2015, pursuant to which he was appointed as Executive Vice President and President of Kindred at Home (the “Causby Agreement”). The Causby Agreement has a one-year term which is extended automatically each day by one day unless the Company notifies Mr. Causby of its intent not to extend the term. Upon such notification, the Causby Agreement will terminate in one year. The Causby Agreement provides that Mr. Causby is entitled to an annual base salary of $550,000 and participation in the Company’s short-term incentive plan with a full-year target bonus of 60% of base salary, the Company’s long-term incentive plan with a full-year target bonus of 50% of base salary, and to participate in the Company’s equity-based plans and other employee benefit plans. Mr. Causby may receive increases in his base salary and target incentive awards as approved by the Committee.

In addition, as partial consideration for a $2,035,000 change in control severance payment to which Mr. Causby otherwise was entitled following the Gentiva Merger, and for the confidentiality, non-competition, and non-solicitation covenants imposed on Mr. Causby during the term of the Causby Agreement and for a one-year period thereafter, the Causby Agreement provided for a $1,000,000 lump sum cash payment to Mr. Causby within 30 days following its effective date. The Causby Agreement also provides for the following performance-based cash bonus awards payable to Mr. Causby in 2016 based on the achievement of Company’s Kindred at Home division over the 12-month period ending February 2, 2016 as follows: (1) $500,000 for leadership of a successful integration of Gentiva into Kindred; (2) $250,000 for achievement of one-year synergies resulting from the Gentiva Merger; (3) $250,000 for attainment of budgeted targets; and (4) his continued employment in his current capacity through February 2, 2016.

In addition, pursuant to the Causby Agreement, Mr. Causby received a total of 135,940 service-based restricted stock units in connection with the Gentiva Merger and in satisfaction of certain legacy Gentiva equity and cash benefits to which he otherwise would have been entitled. Mr. Causby’s unvested, in-the money Gentiva stock options, which were scheduled to vest over three years, were exchanged for 25,812 restricted stock units which retained the original three-year vesting schedule; Mr. Causby’s change in control severance benefits with Gentiva were exchanged for 53,077 restricted stock units which vest over three years; and Mr. Causby’s outstanding and unvested Gentiva performance cash awards which were scheduled to vest over two years were exchanged for 57,051 restricted stock units which retain the original two-year vesting schedule.

Mr. Monaghan

The Company entered into an employment agreement with Mr. Monaghan on September 13, 2013 in connection with his promotion to President of the Company’s Hospital division (the “Monaghan Agreement”). The Monaghan Agreement had a one-year term, which was extended automatically each day by one day unless the Company notified Mr. Monaghan of its intent not to extend the term. Upon such notification, the Monaghan Agreement would terminate in one year. The Monaghan Agreement provided for a base salary and the ability of Mr. Monaghan to participate in the Company’s short-term and long-term cash incentive plans, the Company’s equity-based plans and other employee benefit plans. The Monaghan Agreement also provided for severance payments if his employment was terminated under certain circumstances, and imposes a one-year non-solicitation provision.

Mr. Monaghan’s employment with the Company was terminated on December 31, 2015. Upon the execution of a general release of claims satisfactory to the Company in January 2016, Mr. Monaghan received the severance benefits provided for under the Monaghan Agreement, including a lump sum payment of $967,500, prorated awards for the 2015 performance period under the Company’s short-term and long-term incentive plans based upon actual performance, and, for an 18-month period, continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock, and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). Mr. Monaghan waived his right to any other severance payments in exchange for the payments made under the Monaghan Agreement.

Change in Control Severance Agreements

For several years, the Company has been party to change in control severance agreements with its executive officers, including the named executive officers. The agreements for the named executive officers generally contain substantially similar terms, and provide for the payment of severance benefits under certain circumstances. The amount and circumstances giving rise to these severance benefits are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 59. None of these agreements provide for a tax gross up. The Committee has provided change in control severance agreements to its named executive officers because it believes that these arrangements are typical in healthcare companies and protect the Company and its shareholders by maintaining employee focus and alignment with shareholders during rumored or actual change in control activities and support the retention of key employees during periods of uncertainty.

Recent Updates Following Shareholder Outreach—During 2015, the Company conducted a shareholder outreach campaign to gather feedback on potential amendments to its (1) Corporate Governance Guidelines regarding shareholder approval of change in control severance agreements that exceed a specified threshold, and (2) bylaws to allow for Proxy Access. The Company sent letters to its 25 largest shareholders (which held more than 70% of the Company’s Common Stock) summarizing the proposed amendments and seeking input on the language to be adopted. The Company then made follow-up phone calls to each of these shareholders to invite them to ask questions and provide feedback. The Company noted in its communications a date by which the Company was planning on implementing such proposals. The Company made minor modifications to the terms of the Proxy Access bylaw based upon the input from these shareholders. All of the shareholders who provided input on the changes to the Corporate Governance Guidelines and to adopting Proxy Access were supportive. The Company adopted both of these changes in October 2015. The amendment to the Company’s Corporate Governance Guidelines that was adopted following these outreach efforts requires shareholder approval or ratification of amended or future change in control severance agreements that provide for payments in excess of 2.99 times base salary and target bonus under the Company’s short-term incentive plan. All change in control severance agreements entered into after the date of this amendment expressly stipulate that all benefits payable thereunder will be reduced in order to comply with any executive severance policy the Company has adopted from time to time.

Section 401(k) Plan and Other Perquisites and Benefits

The Company maintains a tax-qualified defined contribution retirement plan (the “401(k) Plan”) under which all eligible employees, including the named executive officers, are eligible to contribute the lesser of (1) 50% of their pay or (2) the limit prescribed by the Internal Revenue Service (“IRS”), on a pretax basis.

In addition, the named executive officers may participate in the Company’s Deferred Compensation Plan (the “DCP”), which is available to certain employees who are deemed “highly compensated” under the applicable IRS regulations. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. The DCP provides for the Company to contribute to such participant’s account balance an amount equal to (1) the 401(k) Plan contribution that would be calculated using the contribution formula in effect for such plan year, less (2) the amount such participant would receive during the plan year as a contribution under the 401(k) Plan if such participant had contributed the maximum amount of elective deferral contribution permissible under the administrative provisions of the 401(k) Plan for persons of such participant’s status. The DCP is discussed in further detail under the heading “Non-Qualified Deferred Compensation Table—Fiscal Year 2015” beginning on page 58.

The Company does not make matching contributions to the 401(k) plan or the DCP.

The Company and the Committee believe that, in order to attract and retain qualified executives and other key employees, the provision of certain perquisites and other personal benefits to such executives and other key employees is reasonable and consistent with the Company’s overall executive compensation program. Such benefits provided to the named executive officers include the payment of life insurance premiums, limited personal use of the Company’s aircraft and the ability to receive a discounted cash payment in lieu of accumulated paid time off benefits.

Recoupment Provisions

In order to further align management’s interests with the interest of shareholders and to support good governance practices, the Committee has implemented recoupment provisions or “clawbacks” into the Company’s short-term incentive plan, the LTIP, and the Company’s 2011 Stock Incentive Plan, Amended and Restated (the “2011 Stock Incentive Plan”). These recoupment provisions generally provide that the Company has the authority to recoup, and a participant in these plans has the obligation to repay, all or any portion of any award paid under such plans that may be required to be recouped under federal or state laws, Company policy or listing requirements of any applicable securities exchange.

Stock Ownership Guidelines

The Committee believes that the Company’s executive officers will more effectively pursue the long-term interests of the Company if their interests are strongly linked to those of shareholders. The Company’s stock ownership guidelines were developed after considering the stock ownership requirements of peer companies as well as the Company’s historic equity grant levels and its expected ability to grant equity in the future. The Committee believes that these guidelines ensure that the named executive officers hold a sufficient amount of the Company’s Common Stock to further strengthen the long-term link between the results achieved for the Company’s shareholders and the compensation provided to the named executive officers.

In 2015, the stock ownership guidelines for the named executive officers then in office were determined as a multiple of such named executive officer’s base salary as follows:

Multiple of Base Salary
Mr. Breier	3.0x
Mr. Diaz	3.0x
Mr. Farber	1.5x
Mr. Wallace	2.0x
Mr. Causby	1.5x
Mr. Monaghan	0.5x

The minimum number of shares to be held by each named executive officer is calculated on June 30 of each year based upon the average of the high and low sales prices of the Company’s Common Stock on the NYSE on that date. Newly appointed executive officers have five years from the date of appointment to attain the appropriate ownership level. All of the named executive officers are in compliance with this policy.

The named executive officer is required to retain an amount equal to 50% of net shares received under any equity awards until the guideline is met. If the applicable guideline has not been achieved in the required time period, then the named executive officer is required to retain 100% of net shares received under any subsequent equity awards. The Company’s Board of Directors may, at its discretion, waive the stock ownership guidelines if compliance would create a substantial hardship or prevent a named executive officer from complying with a court order.

In determining whether a named executive officer satisfies the required ownership requirement, the calculation includes stock held directly by the named executive officer or owned either jointly with, or separately by, his immediate family members residing in the same household, shares held in trust for the benefit of the named executive officer or his immediate family members and service-based restricted stock. Stock ownership does not include unexercised stock options, stock appreciation rights, or the non-vested portion of any performance-based restricted stock units.

Minimum Holding Period

Regardless of whether the applicable minimum ownership requirement has been met, each director and executive officer is prohibited from selling, assigning, or otherwise transferring all net shares received upon the exercise of any stock option or vesting of a service-based or performance-based restricted stock award for a one-year period beginning on the date the underlying stock option is exercised or the service-based or performance-based restricted stock award vests.

Stock Trading Restrictions

The Company maintains a securities trading policy which applies to all employees including the named executive officers. As part of the securities trading policy, the Company’s employees are prohibited from: (1) buying or selling Common Stock at any time such employee is in possession of material non-public information; (2) short selling Common Stock; (3) purchasing Common Stock on margin; and (4) entering into hedging transactions involving Common Stock. Named executive officers who violate such prohibitions are subject to disciplinary proceedings, including dismissal.

Executive Compensation Tax Deductibility

Section 162(m) of the Code limits the tax deductibility of annual individual compensation in excess of $1 million paid to named executive officers (other than the chief financial officer) unless the compensation is “performance-based,” as defined in Section 162(m) of the Code. The Committee generally intends, to the extent practicable, to preserve deductibility of compensation paid to its named executive officers while maintaining compensation programs that effectively attract, motivate and retain its executives. However, the Company reserves the discretion to pay compensation that does not qualify as performance-based compensation under Section 162(m) of the Code in order to maintain the discretion and flexibility to design compensation plans and arrangements that appropriately achieve the Company’s objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation for fiscal years 2015, 2014, and 2013 for the Company’s named executive officers. The Company identified six individuals as its named executive officers for 2015, comprised of two individuals who served as Chief Executive Officer during 2015, the Chief Financial Officer, and its three other most highly compensated executive officers serving at the end of 2015. Mr. Breier transitioned to the role of Chief Executive Officer on March 31, 2015, the same date that Mr. Diaz transitioned from such role to Executive Vice Chairman of the Board of Directors. The principal position of each named executive officer is provided as of December 31, 2015.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Benjamin A. Breier	2015	$880,299	—		$3,132,943		—	$1,227,624		—	$203,750	$5,444,616	(6)
President and Chief	2014	$758,230	—		$2,224,916		—	$591,910		—	$130,141	$3,705,197
Executive Officer	2013	$750,006	$230,000	(7)	$905,277		—	$675,005		—	$206,507	$2,766,795

Paul J. Diaz	2015	$735,570	—		$1,331,374		—	$5,818,563	(8)	$4,516	$6,649,567	$14,539,590	(9)
Executive Vice Chairman of	2014	$1,052,217	—		$3,782,151		—	$1,162,628		$3,688	$101,720	$6,102,404
the Board of Directors	2013	$922,501	$353,000	(7)	$2,013,594		—	$922,501		$5,233	$86,243	$4,303,072

Stephen D. Farber	2015	$596,171	$350,000	(11)	$841,680		—	$616,405		—	$329,332	$2,733,588
Executive Vice President,	2014	$442,318	—		$979,000		—	$309,566		—	$158,505	$1,889,389
Chief Financial Officer (10)	2013	—	—		—		—	—		—	—	—

Kent H. Wallace	2015	$619,234	$50,000	(13)	$1,000,005		—	$515,319		—	$37,666	$2,222,224
Executive Vice President and	2014	—	—		—		—	—		—	—	—
Chief Operating Officer (12)	2013	—	—		—		—	—		—	—	—

David A. Causby	2015	$486,551	$1,000,000	(15)	$2,497,356	(16)	—	$480,162		—	$7,405	$4,471,474
Executive Vice President and	2014	—	—		—		—	—		—	—	—
President, Kindred at Home (14)	2013	—	—		—		—	—		—	—	—

Steven L. Monaghan	2015	$429,095	—		$425,516		—	$181,081		—	$997,770	$2,033,462
President, Hospital	2014	$404,382	—		$338,013		—	$178,759		—	$10,444	$931,598
Division	2013	$361,541	—		$198,038		—	$402,214		—	$13,596	$975,389

(1)	Amounts in this column represent the aggregate grant date fair value for awards of service-based restricted stock, service-based restricted stock units, and performance-based restricted stock units computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for awards of service-based restricted stock and restricted stock units is calculated using the closing price of the Company’s Common Stock on the date of grant, without regard to when and how the service-based restricted stock or restricted stock units vest. With respect to the performance-based restricted stock awards granted in 2015, 2014 and 2013, each award consists of three tranches and performance goals are established annually at the beginning of each tranche’s respective single-year performance period. The aggregate grant date fair value for performance-based restricted stock awards is calculated for purposes of FASB ASC Topic 718 using the closing price of the Company’s Common Stock on the date of grant for the first tranche of an award and using the closing price of the Company’s Common Stock on the date performance goals are established for each remaining tranche. During 2015, performance goals were established for the first tranche of the 2015 award, the second tranche of the 2014 award and the third tranche of the 2013 award. Accordingly, the amount in this column for fiscal 2015 includes the aggregate grant date fair value of the first tranche of the 2015 award, the second tranche of the 2014 award and the third tranche of the 2013 award, as follows:

Year/Tranche	Mr. Breier	Mr. Diaz	Mr. Farber	Mr. Wallace	Mr. Causby	Mr. Monaghan
2015—Tranche 1	$436,434	$103,924	$140,280	—	$81,804	$58,450
2014—Tranche 2	$198,730	$526,050	—	—	—	$56,112
2013—Tranche 3	$315,630	$701,400	—	—	—	$18,704

The grant date fair value for all performance-based restricted stock units granted to the named executive officers during 2015, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant ($23.38 or, with respect to Mr. Causby, $24.06), is as follows:

Year	Mr. Breier	Mr. Diaz	Mr. Farber	Mr. Wallace	Mr. Causby	Mr. Monaghan
2015	$2,182,126	$519,550	$701,400	—	$409,020	$292,250

The aggregate grant date fair value for the third tranche of the 2014 award and the second and third tranches of the 2015 award will be calculable and reported in subsequent years, using the closing price of Common Stock on the date performance goals are established for each tranche. The assumptions used in calculating aggregate grant date fair value with respect to fiscal year 2015 are discussed in Note 15 of the 2015 Audited Financials.

(2)	No option awards were granted to any of the named executive officers during 2015, 2014 or 2013. However, Mr. Causby does hold options as a result of the rollover of his Gentiva option awards pursuant to and in connection with the Gentiva Merger. See the “Outstanding Equity Awards at the End of Fiscal Year 2015” table on page 56 for more information on these outstanding options.

(3)	These amounts represent amounts earned under the Company’s short-term incentive plan and long-term incentive plan. The named executive officers earned the following amounts under the Company’s short-term incentive plan during 2015, 2014 and 2013:

Year	Mr. Breier	Mr. Diaz	Mr. Farber	Mr. Wallace	Mr. Causby	Mr. Monaghan
2015	$977,744	$612,869	$484,335	$515,319	$480,162	$95,034
2014	$547,497	$1,082,408	$285,256	—	—	$159,020
2013	—	—	—	—	—	$131,634

The named executive officers earned the following amounts under the Company’s long-term incentive plan during 2015, 2014, and 2013:

Year	Mr. Breier	Mr. Diaz	Mr. Farber	Mr. Wallace	Mr. Causby	Mr. Monaghan
2015	$249,880	$205,694	$132,070	—	—	$86,047
2014	$44,413	$80,220	$24,310	—	—	$19,739
2013	$675,005	$922,501	—	—	—	$270,580

Amounts earned under the long-term incentive plan for 2015 are payable in a lump sum payment on or about December 1, 2016, provided generally that the participant is employed by the Company at the time payments are made. Amounts earned under the long-term incentive plan for 2014 and 2013 are payable in three equal installments on or about each of the first, second, and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due.

(4)	These amounts represent the above-market interest earned in the DCP during the respective year. Above-market interest equals the amount of interest in excess of 120% of the federal long-term rate as of October 1 of the prior year. The federal long-term rate as of October 1, 2014, 2013, and 2012 was 2.89%, 3.50%, and 2.36%, respectively.

(5)	The amounts in this column include (1) contributions for the benefit of the named executive officers in the Company’s 401(k) Plan, (2) the taxable value of life insurance premiums paid by the Company, (3) certain transportation-related benefits (“TRB”), (4) cash payments in lieu of accumulated paid time off benefits (“PTO”), (5) relocation reimbursement expenses for Messrs. Farber and Wallace, (6) one-time cash payments for Messrs. Diaz and Monaghan, and (7) a benefit continuation payment for Mr. Monaghan. These amounts for 2015 were as follows:

	401(k)	Life	TRB (a)	PTO	Relocation Reimbursement		One-Time Cash Payment		Benefit Continuation		Total
Mr. Breier	$17	$1,002	$167,153	$35,578	—		—		—		$203,750
Mr. Diaz	$17	$1,589	$47,913	—	—		$6,600,048	(b)	—		$6,649,567
Mr. Farber	$17	$992	$71,544	$6,779	$250,000	(c)	—		—		$329,332
Mr. Wallace	—	$3,437	$16,910	$16,659	$660		—		—		$37,666
Ms Causby	$6,625	$780	—	—	—		—		—		$7,405
Mr. Monaghan	$17	$3,018	—	$15,712	—		$967,500	(d)	$11,523	(e)	$997,770

(a)	For purposes of determining the value of the TRB, the Company bases the calculation on the aggregate incremental cost to the Company for the use of the Company’s aircraft or chartered aircraft by each named executive officer and such named executive officer’s requested occupants. The aggregate incremental cost for the Company’s aircraft is based upon a cost-per-flight-hour charge developed from the annual direct costs to operate the Company’s aircraft. The incremental cost for any chartered aircraft is the actual cost of the chartered aircraft paid by the Company.

(b)	Represents a cash payment made to Mr. Diaz pursuant to the Vice Chairman Agreement that was triggered when he was replaced as Chief Executive Officer. See “Employment Agreements—Mr. Diaz” on page 44 for more information about this award. Please also see footnote number nine below.

(c)	Represents a cash payment made to Mr. Farber to offset relocation and other costs incurred in connection with his relocation. Mr. Farber must repay such amount along with any related attorney’s fees and expenses if he voluntarily terminates his employment with the Company on or before April 30, 2017.

(d)	Represents a cash severance payment made to Mr. Monaghan in connection with his December 31, 2015 termination pursuant to the terms of the Monaghan Agreement. See “Employment Agreements—Mr. Monaghan” on page 46 for more information about this payment.

(e)	Represents a cash payment to Mr. Monaghan to maintain continued coverage under the Company’s employee benefit plans.

(6)	Mr. Breier was promoted to Chief Executive Officer on March 31, 2015. Mr. Breier’s total compensation for 2015 increased as compared to 2014 as a direct result of this promotion.

(7)	These amounts represent special cash bonuses paid to certain named executive officers in recognition of significant improvement in the Company’s stock price and successful repositioning activities in 2013.

(8)	This amount includes a special one-time payment of $5,000,000 earned by Mr. Diaz under the Diaz LTIP Award, based on the total shareholder return over the relevant performance period. See “Chief Executive Officer Transition” on page 21 and “Diaz LTIP Award” on page 38 for more information regarding the purpose of this award and how it was calculated.

(9)	Mr. Diaz transitioned from Chief Executive Officer to Executive Vice Chairman of the Board of Directors on March 31, 2015. While Mr. Diaz’s base salary decreased from $1.1 million to $500,000 in connection with this transition, Mr. Diaz’s total compensation for 2015 increased as compared to 2014 as a result of special one-time payments made as part of the Company’s successful Chief Executive Officer succession plan executed during 2015, as further described under the section heading “Chief Executive Officer Transition” on page 21. The special one-time payments made to Mr. Diaz are: (1) a $5 million payment under the shareholder-approved Diaz LTIP Award calculated based on total shareholder return over the 32-month performance period that ended August 31, 2015; and (2) a one-time payment of $6,600,048 under the Vice Chairman Agreement that was triggered when Mr. Diaz was replaced as Chief Executive Officer. Mr. Diaz is no longer entitled to any cash payment under the Diaz LTIP Award or the Vice Chairman Agreement. See “Diaz LTIP Award” on page 38 and “Employment Agreements—Mr. Diaz” on page 44 for more information about these one-time payments. Excluding these special one-time payments, the total compensation as reported for Mr. Diaz for 2015 was $2,939,542. The Vice Chairman Agreement expired on March 31, 2016 and, going forward, Mr. Diaz will be compensated consistent with the other members of the Company’s Board of Directors.

(10)	Mr. Farber began serving as the Company’s Executive Vice President, Chief Financial Officer on February 3, 2014.

(11)	This amount represents a special cash bonus paid to Mr. Farber in 2015 for his efforts in connection with the Gentiva Merger. See “Special Cash Awards—Mr. Farber” on page 39 for more information about this award.

(12)	Mr. Wallace began serving as the Company’s Executive Vice President and Chief Operating Officer on February 2, 2015.

(13)	This amount represents a sign-on bonus paid to Mr. Wallace during 2015 to secure his services as Chief Operating Officer.

(14)	Mr. Causby began serving as the Company’s Executive Vice President and President, Kindred at Home on February 2, 2015.

(15)	Represents a cash payment in February 2015 to Mr. Causby pursuant to the terms of the Causby Agreement, as partial consideration for a $2,035,000 change in control severance payment to which he was otherwise entitled following the Gentiva Merger, and for the confidentiality, non-competition, and non-solicitation covenants imposed on Mr. Causby during the term of the Causby Agreement and for a one-year period thereafter. See “Employment Agreements—Mr. Causby” on page 45 for more information about this payment.

(16)	This amount includes the grant date fair value of 57,051 restricted stock units granted in lieu of outstanding Gentiva performance cash awards, and 53,077 restricted stock units granted as partial consideration for a $2,035,000 change in control severance payment to which Mr. Causby was otherwise entitled following the Gentiva Merger, both of which were granted pursuant to the Causby Agreement. This amount excludes the grant date fair value of 25,812 restricted stock units granted to Mr. Causby in exchange for outstanding and unvested in-the-money Gentiva options pursuant to the Causby Agreement. See “Employment Agreements—Mr. Causby” on page 45 for more information about these awards.

Grants of Plan-Based Awards Table—Fiscal Year 2015

The following table sets forth information regarding grants of awards under incentive compensation programs to the Company’s named executive officers during fiscal year 2015.

Name	Grant Date	Estimated Possible/Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)		All Other Option Awards: Number of Shares of Securities Underlying Options (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
		Minimum	Target	Maximum
Benjamin A. Breier
Short-term incentive plan (6)	N/A	$370,007	$925,018	$1,561,430
Long-term incentive plan (7)	N/A	$104,117	$416,466	$1,041,165
Long-term incentive plan (8)	N/A	$165,128	$660,510	$1,651,275
Long-term incentive plan (9)	N/A	$180,448	$721,792	$1,804,480
	3/26/15				93,333				$727,375	(10)
	3/26/15					93,334			$2,182,149
Paul J. Diaz
Short-term incentive plan (6)	N/A	$259,284	$648,210	$1,094,178
Long-term incentive plan (7)	N/A	$85,706	$342,824	$857,060
Long-term incentive plan (8)	N/A	$85,801	$343,202	$858,005
Long-term incentive plan (9)	N/A	$16,913	$67,650	$169,125
	3/26/15				22,222				$173,199	(10)
Stephen D. Farber
Short-term incentive plan (6)	N/A	$192,006	$480,014	$810,264
Long-term incentive plan (7)	N/A	$55,029	$220,117	$550,293
Long-term incentive plan (8)	N/A	$86,708	$346,831	$867,078
Long-term incentive plan (9)	N/A	$93,639	$374,555	$936,388
	3/26/15				30,000				$233,800	(10)
	3/26/15					30,000			$701,400
Kent H. Wallace
Short-term incentive plan (6)	N/A	$204,289	$510,722	$862,099
Long-term incentive plan (9)	N/A	$109,243	$436,970	$1,092,425
	2/2/2015					54,885			$1,000,005
David A. Causby
Short-term incentive plan (6)	N/A	$132,003	$330,008	$557,054
Long-term incentive plan (9)	N/A	$71,529	$286,117	$715,293
	2/2/15					53,077	(11)		$967,063
	2/2/15					57,051	(11)		$1,039,469
	4/7/15				17,000				$136,348	(10)
	4/7/15					17,000			$409,020
Steven L. Monaghan
Short-term incentive plan (6)	N/A	$86,004	$215,010	$362,936
Long-term incentive plan (7)	N/A	$35,853	$143,411	$358,528
Long-term incentive plan (8)	N/A	$35,853	$143,411	$358,528
Long-term incentive plan (9)	N/A	$17,900	$71,598	$178,995
	3/26/15				12,500				$97,424	(10)
	3/26/15					12,500			$292,250

(1)

These amounts reflect all performance-based restricted stock units granted during 2015 to the named executive officers, regardless of when, or if, such performance-based restricted stock units vest. These performance-based restricted stock unit grants are divided into three equal tranches corresponding to annual performance periods for 2015, 2016, and 2017. The Committee establishes performance goals annually for the current year’s tranche. If the performance goals are not satisfied in a given performance period, then some or all of the performance-based restricted stock units in the relevant performance period will be forfeited by the named executive officer. See the “Performance-Based Restricted Stock Units Earned in 2015” portion of the Compensation Discussion and Analysis section beginning on page 42 for a description of the minimum, target and maximum goals established for the 2015 performance period for the performance-based restricted stock units granted in 2015. With respect to the first and second tranches of the performance-based restricted stock units granted during 2015, performance above a minimum threshold in respect of one of either of the two relevant goals would result in an award percentage of 10% of such tranche. Further, because a 100% cap has been established as the maximum award level with respect to the first and second tranches of performance-based restricted stock units granted during 2015, the target award payout for the first and second tranches equals the maximum possible payout. In February 2016, based upon the Company’s performance with respect to the 2015 performance period, each named executive officer other than Mr. Wallace earned the following number of shares from the first tranche of the 2015 award: Mr. Breier – 18,667 shares; Mr. Diaz – 4,445 shares; Mr. Farber – 6,000 shares; Mr. Causby – 3,400 shares; and Mr. Monaghan – 2,500 shares. Threshold, target, and maximum performance criteria have not yet been established for the third tranche of the 2015 performance-based restricted stock units.

(2)	These amounts reflect awards under the 2011 Stock Incentive Plan.

(3)	These amounts reflect all shares of service-based restricted stock granted during 2015 to the named executive officers and, for Mr. Causby, all shares of service-based restricted stock units as set forth in footnote 11. All shares of service-based restricted stock granted to the named executive officers during 2015 vest in three equal annual installments, beginning on the first anniversary of the date of grant, provided the named executive officer is employed by the Company on each such date. These service-based restricted stock awards entitle each named executive officer to receive dividends if and when declared by the Board of Directors.

(4)	No option awards were issued or granted during 2015 to the named executive officers other than as previously noted for Mr. Causby. Mr. Causby holds options as a result of the rollover of his Gentiva awards pursuant to and in connection with the Gentiva Merger. See the “Outstanding Equity Awards at End of Fiscal Year 2015” table on page 56 for more information regarding these options.

(5)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.

(6)	These amounts reflect potential payouts under the Company’s short-term incentive plan. Actual awards for 2015 have been disclosed in the Summary Compensation Table beginning on page 50 under the column “Non-Equity Incentive Plan Compensation.”

(7)	These amounts reflect potential payouts for the 2015 performance period under the Company’s LTIP. Mr. Wallace and Mr. Causby were ineligible to participate in the performance period that ended on December 31, 2015, as neither was employed by the Company on January 1, 2014. Actual awards for the 2015 performance period have been disclosed in the Summary Compensation Table beginning on page 50 under the column “Non-Equity Incentive Plan Compensation.” Awards under the LTIP for the performance period that ended on December 31, 2015 are payable in a lump sum on or about December 1, 2016, provided generally that the named executive officer is employed by the Company at the time the payment is due.

(8)	These amounts reflect potential payouts for the 2015-2016 performance period under the Company’s LTIP. Any awards that may be earned under the LTIP for the 2015-2016 performance period are payable in a lump sum on or about December 1, 2017, provided generally that the named executive officer is employed by the Company at the time the payment is due.

(9)	These amounts reflect potential payouts for the 2015-2017 performance period under the Company’s LTIP. Any awards that may be earned under the LTIP for the 2015-2017 performance period are payable in a lump sum on or about December 1, 2018, provided generally that the named executive officer is employed by the Company at the time the payment is due.

(10)

These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the first tranche of performance-based restricted stock units granted in 2015. As previously disclosed, the 2015 grants of performance-based restricted stock units are divided into three equal tranches corresponding to annual performance periods for 2015, 2016, and 2017. Because performance goals for the second and third tranches of performance-based restricted stock units granted in 2015 were not established during 2015, the grant date fair value for these tranches is not included in these amounts. For purposes of FASB ASC Topic 718, a grant date fair value for the second and third tranches cannot be determined until the date performance goals are established for each tranche. The grant date fair value for all performance-based restricted stock units granted to the named executive officers during 2015, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of the Company’s Common Stock on the date of grant, is set forth in footnote 1 to the Summary Compensation Table beginning on page 50.

(11)	These amounts reflect shares of service-based restricted stock units granted during 2015 to Mr. Causby in accordance with the Gentiva Merger Agreement. These amounts exclude 25,812 restricted stock units granted to Mr. Causby on February 2, 2015 in exchange for outstanding and unvested in-the-money Gentiva options pursuant to the Causby Agreement. Until they vest, these service-based restricted stock units do not entitle Mr. Causby to receive dividends. Provided Mr. Causby is employed by the Company on such date, these service-based restricted stock units vest as follows:

Vest Date
2/19/15	—	—	9,664
2/2/16	17,693	—	—
2/19/16	—	21,795	9,664
2/2/17	17,692	—	—
2/19/17	—	35,256	6,484
2/2/18	17,692	—	—

Total	53,077	57,051	25,812

Outstanding Equity Awards at End of Fiscal Year 2015

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2015.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Grant Date	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Benjamin A. Breier	—	—	—	—	—		194,089	$2,311,600	144,166	$1,717,017

Paul J. Diaz	—	—	—	—	—		—	—	147,222	$1,753,414

Stephen D. Farber	—	—	—	—	—		63,333	$754,296	30,000	$357,300

Kent H. Wallace	—	—	—	—	—		54,885	$653,680	—	—

David A. Causby	8,110	—	1/5/07	$19.26	1/5/17	(4)	162,242	$1,932,302
	25,344	—	2/3/09	$26.08	2/3/19	(4)			17,000	$202,470
	9,833	—	1/6/10	$25.27	1/6/17	(4)
	16,828	—	1/5/11	$26.22	1/5/18	(5)

Steven L. Monaghan	5,923	—	3/20/09	$15.06	3/20/16	(5)	—	—	17,667	$210,414

(1)	These shares represent unvested service-based restricted stock or, as noted below, unvested service-based restricted stock units. The unvested service-based restricted stock and unvested service-based restricted stock units held by each of the named executive officers as of December 31, 2015 will vest as follows:

Vesting Date	Mr. Breier (# of shares)	Mr. Diaz (# of shares)	Mr. Farber (# of shares)	Mr. Wallace (# of shares)	Mr. Causby (# of shares)		Mr. Monaghan (# of shares)
2/2/16	—	—	—	18,295	17,693	*	—
2/18/16	—	—	16,666	—	—		—
2/19/16	—	—	—	—	7,016		—
2/19/16	—	—	—	—	31,459	*	—
3/26/16	58,117	—	10,000	—	—		—
3/27/16	22,500	—	—	—	—		—
4/7/16	—	—	—	—	5,667		—
5/16/16	10,000	—	—	—	—		—
7/29/16	10,000	—	—	—	—		—
2/2/17	—	—	—	18,295	17,692	*	—
2/18/17	—	—	16,667	—	—		—
2/19/17	—	—	—	—	11,950		—
2/19/17	—	—	—	—	41,740	*	—
3/26/17	41,736	—	10,000	—	—		—
4/7/17	—	—	—	—	5,666		—
7/29/17	10,000	—	—	—	—		—
2/2/18	—	—	—	18,295	17,692	*	—
3/26/18	41,736	—	10,000	—	—		—
4/7/18	—	—	—	—	5,667		—

Total	194,089	—	63,333	54,885	162,242		—

*	restricted stock units

(2)	Market value is calculated by multiplying the total number of shares of Common Stock that have not vested as of December 31, 2015 by $11.91, which was the closing price of Common Stock on the NYSE on such date.

(3)	These shares represent all unvested performance-based restricted stock units that may be earned under the third tranche of the 2013 performance-based restricted stock unit award, the second and third tranches of the 2014 performance-based restricted stock unit award, and all three tranches of the 2015 performance-based restricted stock unit award. Each award of performance-based restricted stock units is divided into three equal annual tranches relating to three consecutive annual performance periods. At the beginning of the relevant performance period, the Committee establishes the performance goals for the applicable tranche. If the performance goals are not satisfied in a given year, some or all of the performance-based restricted stock units in such year’s tranche will be forfeited by the named executive officer. In February 2016, based upon the Company’s performance with respect to the 2015 performance period, each named executive officer other than Messrs. Wallace, Farber, and Causby was awarded a portion of performance-based restricted stock units from the third tranche of the 2013 grant and the second tranche of the 2014 grant, and, for each named executive officer other than Mr. Wallace, from the first tranche of the 2015 grant. A description of these awards is set forth under the “Performance-Based Restricted Stock Units Earned in 2015” section of the Compensation Discussion and Analysis section beginning on page 42.

(4)	These options vested 50% on the second anniversary of the date of grant and 25% per year on the third and fourth anniversaries of the date of grant.

(5)	These options vested in three equal annual installments beginning on the first anniversary of the date of grant.

Options Exercised and Stock Vested Table—Fiscal Year 2015

The following table sets forth information regarding each exercise of stock options and vesting of service-based restricted stock and performance-based restricted stock units during the year ended December 31, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)		Value Realized on Vesting
Benjamin A. Breier	—	—	350,620	(2)	$6,995,706
Paul J. Diaz	—	—	356,643	(3)	$8,157,675
Stephen D. Farber	—	—	16,667		$317,673
Kent H. Wallace	—	—	—		—
David A. Causby	—	—	9,664	(4)	$181,973
Steven L. Monaghan	—	—	33,127	(5)	$492,760

(1)	Except as set forth in footnote 4 with respect to Mr. Causby, these amounts include the following performance-based restricted stock units awarded in February 2015 from the third tranche of the 2012 grant, the second tranche of the 2013 grant, and the first tranche of the 2014 grant based upon the Company’s performance with respect to the 2014 performance period:

	Mr. Breier	Mr. Diaz	Mr. Farber	Mr. Wallace	Mr. Causby	Mr. Monaghan
Shares awarded from 2012 grant	8,736	19,188	—	—	—	764
Shares awarded from 2013 grant	9,000	20,000	—	—	—	533
Shares awarded from 2014 grant	5,666	15,000	—	—	—	1,600

Total	23,402	54,188	—	—	—	2,897

See the “Performance-Based Restricted Stock Units Earned in 2015” portion of the Compensation Discussion and Analysis section beginning on page 42 for a description of the performance-based restricted stock units awarded in February 2016 based upon the Company’s performance with respect to the 2015 performance period.

(2)	Includes 250,000 shares of service-based restricted stock that vested in a lump sum on the three-year anniversary of the date of grant. These shares were awarded under Mr. Breier’s prior employment agreement in connection with his planned transition to Chief Executive Officer.

(3)	Includes 170,353 shares of previously unvested service-based restricted stock that accelerated on the Effective Date pursuant to the terms of the Vice Chairman Agreement.

(4)	This amount represents restricted stock units that vested during 2015.

(5)	Includes 20,433 shares of previously unvested service-based restricted stock that accelerated on December 31, 2015 pursuant to the terms of the Monaghan Agreement.

Non-Qualified Deferred Compensation Table—Fiscal Year 2015

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Benjamin A. Breier (2)	—		—	—	—	—
Paul J. Diaz	$15,482	(3)	—	$17,362	—	$385,654	(4)
Stephen D. Farber (2)	—		—	—	—	—
Kent H. Wallace (2)	—		—	—	—	—
David A. Causby (2)	—		—	—	—	—
Steven L. Monaghan (2)	—		—	—	—	—

(1)	The amount reported in this column includes above-market interest earned in the DCP during 2015 as reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table beginning on page 50 for Mr. Diaz.

(2)	Messrs. Breier, Farber, Wallace, Causby, and Monaghan have elected not to participate in the DCP.

(3)	This amount is included in the 2015 “Salary” column of the Summary Compensation Table beginning on page 50 for Mr. Diaz.

(4)	This amount includes $282,498 of contributions and above-market interest previously reported as compensation for Mr. Diaz in the Summary Compensation Table of the Company’s previous proxy statements.

The Company maintains the DCP for certain highly compensated employees, including the named executive officers. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. The Company did not make any contributions to the DCP in 2015. Amounts credited to a participant’s account will accrue interest at a fixed rate equal to the interest rate published in Moody’s Bond Record under the heading “Moody’s Seasoned Corporate Bond Yield Baa Average” for the month of October immediately preceding each plan year. The effective interest rate for 2015 was 4.69%.

A participant under the DCP is generally entitled to a distribution from such participant’s account upon (1) the participant’s retirement (defined as any termination of employment on or after a participant attains age 55) or termination of employment (other than as a result of death) prior to retirement, (2) the participant’s death, or (3) the occurrence of an unforeseen financial emergency (but only to the extent such distribution is necessary to relieve the unforeseen financial emergency). Upon retirement, or in the event a participant’s employment is terminated other than as a result of death, a participant will receive 100% of such participant’s account balance, payable in a lump sum or in equal monthly installments over a 5, 10 or 15 year period as selected by the participant when the participant initially enters the DCP. Mr. Diaz has elected to receive a lump sum payment equal to his account balance upon retirement or termination of employment. In the event a participant dies before retirement or a termination of employment, such participant’s beneficiary will receive 100% of the participant’s account balance in a lump-sum payment.

Potential Payments upon Termination or Change in Control

As more fully described below, the following contracts generally provide for payments and other benefits to certain of the named executive officers upon the occurrence of various employment termination or change in control events:

•	Employment Agreements—in the event of death, Disability, or an Involuntary Termination;

•	Change in Control Severance Agreements—in connection with a termination of employment following a Change in Control;

•	Equity Plans—in the event of death, Disability, or a Change in Control; and

•	Long-term incentive plan—in the event of death, Disability, Retirement, termination of employment without Cause, or following a Change in Control.

In addition to the foregoing, termination and change in control payments are payable under the DCP in certain circumstances. See the “Non-Qualified Deferred Compensation Table—Fiscal Year 2015” beginning on page 58 for details regarding the triggering events and amounts payable under the DCP.

In lieu of any payment each named executive officer would otherwise be entitled to under the terms and conditions of the short-term incentive plan, certain named executive officer’s employment and change in control severance agreements expressly provide for a payment under the short-term incentive plan following an Involuntary Termination or Change in Control, respectively.

Definitions

Unless otherwise noted, the term “Disability” means the named executive officer shall be unable, or fail, to perform the essential functions of such named executive officer’s position for any period of 90 days or more.

Unless otherwise noted, the term “Cause” means such named executive officer’s: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude, or (2) willful and material breach of such named executive officer’s duties and responsibilities, which is committed in bad faith or without reasonable belief that such conduct is in the best interests of the Company and its affiliates.

Unless otherwise noted, for purposes of each named executive officer’s employment agreement, “Good Reason” means, without the named executive officer’s written consent, (1) a material adverse change in the named executive officer’s authority, duties or responsibilities, (2) a material reduction in the base salary or the annual bonus opportunity of the named executive officer (materiality is set at 5% or greater for Mr. Breier), (3) the Company requiring the named executive officer to relocate such named executive officer’s principal business office more than 30 miles from its current location, or (4) a material breach of the Company’s obligation to (i) allow the named executive officer to participate in the Company’s employee benefit plans, (ii) require any successor to all or substantially all of the business and/or assets of the Company to assume the named executive officer’s employment agreement, and (iii) with respect to Mr. Breier, allow Mr. Breier to participate in the bonus, stock option or other compensation plans of the Company and provide liability, life and disability insurance.

Unless otherwise noted, for purposes of each named executive officer’s change in control severance agreement, “Good Reason” means (1) the named executive officer’s title, duties, responsibilities or authority is reduced or diminished without such named executive officer’s written consent, (2) the named executive officer’s compensation is reduced, (3) the named executive officer’s benefits are reduced, other than pursuant to a uniform reduction applicable to all managers of the Company, or (4) the named executive officer is asked to relocate such named executive officer’s office to a place more than 30 miles from its location on a change in control date.

Unless otherwise noted, the term “Involuntary Termination” means the Company terminates such named executive officer’s employment other than for Cause, and for each named executive officer, the named executive officer terminates such named executive officer’s employment for Good Reason.

Unless otherwise noted, the term “Retirement” means the voluntary termination of a named executive officer’s employment after the age of 55.

Unless otherwise noted, the term “Change in Control” means any of the following events:

(1) an acquisition (other than directly from the Company) of any voting securities of the Company by any person immediately after which such person has beneficial ownership of 20% or more of the combined voting power of the Company’s then outstanding voting securities (excluding acquisitions of voting securities by the Company or any of its subsidiaries, or an employee benefit plan maintained by the Company or any of its subsidiaries);

(2) the individuals who constituted the Board of Directors at the start date of such agreement cease for any reason to constitute over 50% of the Board of Directors; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of over 50% of the Board of Directors, such new director shall be treated as a member of the original Board of Directors, unless such individual initially assumed office as a result of either an actual or threatened election or proxy contest;

(3) consummation of a merger, consolidation or reorganization involving the Company, unless (a) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger, consolidation or reorganization over which any person has beneficial ownership in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (b) the individuals who were members of the Board of Directors immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the surviving company; and (c) no person (other than the Company, any of its subsidiaries, any employee benefit plan maintained by the Company, the surviving company or any person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 20% or more of the then outstanding voting securities) has beneficial ownership of 20% or more of the combined voting power of the surviving company’s then outstanding voting securities;

(4) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company;

(5) approval by the Company’s shareholders of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company); or

(6) any other event that the Board of Directors shall determine constitutes an effective change in control of the Company.

Employment Agreement—Mr. Breier

On March 31, 2015 (previously defined as the “Effective Date”), Mr. Breier became President and Chief Executive Officer in accordance with the CEO Agreement. Mr. Breier’s CEO Agreement provides for specified payments and benefits in the event of the termination of his employment under certain circumstances. If Mr. Breier’s employment is terminated by the Company other than for Cause, or by Mr. Breier for Good Reason, subject to his execution of a general release of claims, Mr. Breier will be eligible to receive (1) a cash severance payment equal to two and one-half times the sum of his base salary and short-term incentive target bonus for the year of termination, (2) prorated awards under the Company’s short-term and long-term incentive plans (based upon actual performance) and (3) continued coverage for him and his eligible dependents under the Company’s employee benefit plans for the 30-month period following his date of termination (such period, the “Benefit Continuation Period”). In addition, Mr. Breier’s outstanding equity awards (other than awards of service-based restricted stock) will continue to vest (and in the case of stock options, remain exercisable) in accordance with the terms of such awards (including the achievement of performance measures) for the Benefit Continuation Period, and any awards of service-based restricted stock that would have vested during the Benefit Continuation Period will vest on his date of termination. If his employment is terminated by reason of death or Disability, Mr. Breier is entitled to a prorated portion of his short-term incentive target award in the year of termination. If Mr. Breier’s employment is terminated by the Company for Cause, no additional payments are made under the CEO Agreement.

Employment Agreement—Mr. Diaz

In connection with the Company’s succession planning efforts, the Company entered into the Vice Chairman Agreement with Mr. Diaz in October 2014, pursuant to which Mr. Diaz served as Executive Vice Chairman of the Board of Directors from the Effective Date through March 31, 2016. If Mr. Diaz’s employment had been terminated by the Company at any point following the Effective Date without Cause, subject to his execution of a general release of claims, Mr. Diaz would have been entitled to continued coverage for him and his eligible dependents under the Company’s employee benefit plans for a three-year period, as well as office space and an administrative assistant until the end of the second taxable year following his termination. If Mr. Diaz’s employment had been terminated by the Company at any point following the Effective Date for death or Disability, Mr. Diaz would have been entitled to a prorated portion of his short-term incentive target award in the year of termination. The Vice Chairman Agreement expired in accordance with its terms on March 31, 2016.

Employment Agreement—Mr. Farber

The Company entered into the CFO Agreement with Mr. Farber in February 2014, pursuant to which he was appointed as the Company’s Executive Vice President, Chief Financial Officer. The CFO Agreement provides for severance payments under certain circumstances. Following termination for any reason, Mr. Farber is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, Mr. Farber is entitled to certain additional payments. If his employment is terminated by reason of death or Disability, Mr. Farber is entitled to a prorated portion of his short-term incentive target award in the year of termination. If his employment is terminated for Good Reason, or other than for Cause, the CFO Agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) and one and one-half times his base salary and short-term incentive target award in the year of termination. In addition, for an 18-month period following his termination date, Mr. Farber would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). If Mr. Farber’s employment is terminated by the Company for Cause, no additional payments are made under the CFO Agreement.

Employment Agreement—Mr. Wallace

In February 2015, the Company appointed Mr. Wallace as Executive Vice President and Chief Operating Officer of the Company pursuant to the COO Agreement. The COO Agreement provides for severance payments under certain circumstances. Following termination for any reason, Mr. Wallace is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, Mr. Wallace is entitled to certain additional payments. If employment is terminated by reason of death or Disability, Mr. Wallace is entitled to a prorated portion of his short-term incentive target award in the year of termination. If his employment is terminated for Good Reason, or other than for Cause, the COO Agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) and one and one-half times his base salary and short-term incentive target award in the year of termination. In addition, for an 18-month period following his termination date, Mr. Wallace would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). If Mr. Wallace’s employment is terminated by the Company for Cause, no additional payments are made under the COO Agreement.

Employment Agreement—Mr. Causby

The Company entered into the Causby Agreement with Mr. Causby in February 2015, pursuant to which he was appointed as the Company’s Executive Vice President and President of Kindred at Home. The Causby Agreement provides for severance payments under certain circumstances. Following termination for any reason, Mr. Causby is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, Mr. Causby is entitled to certain additional payments. If his employment is terminated by reason of death or Disability, Mr. Causby is entitled to a prorated portion of his short-term incentive target award in the year of termination. If his employment is terminated for Good Reason, or other than for Cause following the one-year anniversary of the Causby

Agreement, the Causby Agreement provides for a cash severance payment equal to one and one-half times his base salary and short-term incentive target award in the year of termination. In addition, for an 18-month period following his termination date, Mr. Causby would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock, service-based restricted stock units, and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). If Mr. Causby’s employment is terminated by the Company for Cause, no additional payments are made under the Causby Agreement.

Employment Agreement—Mr. Monaghan

The Company entered into the Monaghan Agreement with Mr. Monaghan on September 13, 2013 in connection with his promotion to President of the Company’s Hospital division. The Monaghan Agreement also provided for severance payments if his employment was terminated under certain circumstances.

Mr. Monaghan’s employment with the Company was terminated on December 31, 2015. Upon the execution of a general release of claims satisfactory to the Company in January 2016, Mr. Monaghan was granted the severance benefits provided for under the Monaghan Agreement, including a lump sum payment of $967,500, prorated awards for the 2015 performance period under the Company’s short-term and long-term incentive plans (based upon actual performance), and, for an 18-month period, continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock, and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). Mr. Monaghan waived his right to any other severance payments in exchange for the payments made under the Monaghan Agreement.

Change in Control Severance Agreements

As of December 31, 2015, the Company had a change in control severance agreement in place with Messrs. Breier, Farber, and Wallace. Mr. Diaz and Mr. Monaghan each had a change in control severance agreement in place that was terminated (1) under the Vice Chairman Agreement for Mr. Diaz, and (2) under a general release of claims for Mr. Monaghan in connection with his December 31, 2015 termination. Mr. Causby did not have a change in control severance agreement with the Company as of December 31, 2015. Pursuant to the terms of the Causby Agreement, Mr. Causby is only entitled to enter into a change in control agreement with the Company following his one-year anniversary of service with the Company. Mr. Causby executed a change in control severance agreement with the Company in February 2016.

The change in control severance agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a Change in Control of the Company if: (1) the Company terminates the executive’s employment without Cause; or (2) the executive terminates employment with the Company for Good Reason. The benefits to be afforded the named executive officers include: (i) a lump sum cash severance payment equal to three times (or 2.99 times with respect to Mr. Wallace and 2.9 times with respect to Mr. Causby) base salary and short-term incentive target award as of the termination of employment or Change in Control date, whichever is greater; (ii) continuation of health, dental, life and disability insurance coverage for three years; and (iii) for Messrs. Breier and Farber, reimbursement of up to $5,000 for legal and accounting fees incurred as a result of the Change in Control.

Following a shareholder outreach campaign in 2015, as described further in “Change in Control Severance Agreements—Recent Updates Following Shareholder Outreach” on page 47, the Company amended its Corporate Governance Guidelines regarding shareholder approval of change in control severance agreements that exceed a specified threshold. The amendment to the Company’s Corporate Governance Guidelines that was adopted following these outreach efforts, requires shareholder approval or ratification of amended or future change in control severance agreements that provide for payments in excess of 2.99 times base salary and target bonus under the Company’s short term incentive plan. All change in control severance agreements entered into after the date of this amendment expressly stipulate that all benefits payable thereunder will be reduced in order to comply with any executive severance policy the Company has adopted from time to time.

Non-Solicitation and Non-Competition Covenants

Each of the named executive officers is subject to a non-solicitation covenant set forth in such named executive officer’s employment agreement and, with the exception of Messrs. Diaz and Monaghan, change in control severance agreement. These non-solicitation covenants provide that during the term and for a one-year period thereafter, the named executive officer will not aid, endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliate in order to accept employment with the named executive officer or any other person or entity.

Messrs. Breier, Diaz, and Causby are also currently subject to non-compete covenants under their employment agreements. These non-compete covenants provide that during the term and for a one-year period thereafter, such named executive officer will not, without the prior written approval of the Board of Directors become an officer, employee, agent, partner or director of, or otherwise provide services to any other business in direct competition with the Company, or solicit or attempt to take away any customer of the Company.

2011 Stock Incentive Plan

Pursuant to the 2011 Stock Incentive Plan, upon death or Disability, any service-based restricted stock awards outstanding as of such date immediately vest, all outstanding options immediately become fully vested and exercisable until otherwise terminated, exercised or cancelled, and all performance-based restricted stock units outstanding will be prorated for that portion of the performance period that such person was employed, assuming target performance was achieved. Regarding a Change in Control, the Company amended the 2011 Incentive Plan during 2014 to provide that outstanding equity awards accelerate only upon a qualifying termination of employment within 18 months of a Change in Control. Thus, following a Change in Control (1) all service-based restricted stock awards, performance-based restricted stock units and options granted before May 22, 2014 will immediately vest and, with respect to the options, become fully exercisable, and (2) all service-based restricted stock awards, performance-based restricted stock units and options granted after May 22, 2014 will also immediately vest and, with respect to the options, become fully exercisable, but only if employment is terminated by the employee for Good Reason or by the Company without Cause within an 18-month period following such Change in Control.

Long-Term Incentive Plan

Pursuant to the long-term incentive plan, if during a performance period a participating named executive officer is terminated without Cause, or upon Retirement, such named executive officer will receive an award for such performance period (which may be prorated) based upon actual achievement of performance goals, payable as if such named executive officer remained employed by the Company. Upon death or Disability during a performance period, such named executive officer (or such named executive officer’s beneficiary) shall be entitled to receive such named executive officer’s target award under the long-term incentive plan for such performance period, which award may be prorated and paid within thirty days of death or Disability. Also pursuant to the long-term incentive plan, in the event of a Change in Control, the Company or a successor will either assume or continue all outstanding awards, or, in lieu thereof, each participant, including any participating named executive officer, will receive a lump-sum payment equal to the target award available for such named executive officer for the performance period in which the Change in Control occurs, without proration.

Summary of Potential Payments upon Termination or Change in Control

The following table sets forth the dollar amount of payments and benefits that each named executive officer would receive in various circumstances triggering payments under such named executive officer’s employment agreement or change in control severance agreement (other than Messrs. Diaz, Causby, and Monaghan), as well as the Company’s 2001 Stock Incentive Plan, as amended and restated (the “2001 Stock Incentive Plan”), 2011 Stock Incentive Plan and long-term incentive plan as of December 31, 2015. With respect to Mr. Monaghan, the following table sets forth the dollar amount of payments and benefits to which Mr. Monaghan became entitled in connection with his December 31, 2015 termination.

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
Benjamin A. Breier
Cash payments	$5,602,834	(1)	$5,550,108	(2)	$925,018	(3)	—
Extended employee benefits	24,185	(4)	29,022	(5)	—		—
Equity awards	4,028,617	(6)	4,028,617	(7)	3,118,824	(8)	—
Long-term incentive plan	249,880	(9)	1,798,768	(10)	416,466	(10)	—	(11)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$9,905,516		$11,411,515		$4,460,308		—

Paul J. Diaz
Cash payments	—		—		$648,210	(3)	—
Extended employee benefits	$33,825	(5)	—		—		—
Equity awards	—		—		—		—
Office space and administrative assistant	226,000	(12)	—		—		—
Long-term incentive plan	205,694	(9)	—		—		—	(11)

Total	$465,519		—		$648,210		—

Stephen D. Farber
Cash payments	$2,104,383	(13)	$3,240,096	(2)	$480,014	(3)	—
Extended employee benefits	16,343	(14)	32,685	(5)	—		—
Equity awards	873,396	(15)	1,111,596	(7)	873,396	(8)	—
Long-term incentive plan	132,070	(9)	941,503	(10)	220,117	(10)	—	(11)
Reimbursement of legal/accounting fees	—		5,000		—		—

Total	$3,126,192		$5,330,880		$1,573,527		—

Kent H. Wallace
Cash payments	$2,331,407	(13)	$3,620,068	(16)	$510,722	(3)	—
Extended employee benefits	9,212	(14)	18,362	(5)	—		—
Equity awards	435,787	(15)	653,680	(7)	653,680	(8)	—
Long-term incentive plan	—		436,970	(10)	—		—	(11)

Total	$2,776,406		$4,729,080		$1,164,402		—

David A. Causby
Cash payments	—	(17)	—	(18)	$330,008	(3)	—
Extended employee benefits	—	(17)	—	(18)	—		—
Equity awards	—	(17)	$2,134,772	(7)	1,999,796	(8)	—
Long-term incentive plan	—		286,117	(10)	—		—	(11)

Total	—		$2,420,889		$2,329,804		—

Steven L. Monaghan
Cash payments	$1,062,534	(19)	—		—		—
Extended employee benefits	11,523	(14)	—		—		—
Equity awards	453,771	(20)	—		—		—
Long-term incentive plan	86,047	(9)	—		—		—

Total	$1,613,875		—		—		—

(1)

This amount represents (1) two and one-half times the sum of Mr. Breier’s base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination, and

(2) the prorated award earned by Mr. Breier under the short-term incentive plan in the year of termination, payable on such date as if Mr. Breier was still employed by the Company.

(2)	These amounts represent three times the sum of such named executive officer’s base salary and target award under the short-term incentive plan in the year of termination, payable upon the effective date of termination.

(3)	These amounts represent a prorated portion of such named executive officer’s target award under the short-term incentive plan in the year of death or Disability, payable on the same date as if such named executive officer was still employed by the Company.

(4)	This amount represents the Company’s cost to provide health, dental, life, and short-term and long-term disability benefits for a 30-month period based upon Mr. Breier’s coverage as of December 31, 2015.

(5)	These amounts represent the Company’s cost to provide health, dental, life and short-term and long-term disability benefits for a three-year period based upon such named executive officer’s coverage as of December 31, 2015.

(6)	This amount represents the fair value of 30 months of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2015 closing price of the Company’s Common Stock on the NYSE of $11.91.

(7)	These amounts represent the fair value of full vesting for all outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2015 closing price of the Company’s Common Stock on the NYSE of $11.91.

(8)	These amounts represent the fair value of full vesting for all outstanding stock options and service-based restricted stock awards, and the prorated vesting of all performance-based restricted stock units outstanding (assuming target performance was achieved), calculated using the December 31, 2015 closing price of the Company’s Common Stock on the NYSE of $11.91.

(9)	These amounts represent the prorated portion of the actual award such named executive officer would have received under the long-term incentive plan in the year of termination without Cause, payable on the same dates as if such named executive officer was still employed by the Company.

(10)	These amounts, payable in a lump sum under the long-term incentive plan, represent such named executive officer’s target award under the long-term incentive plan in the year of termination, death or Disability. In lieu of paying these amounts following a Change in Control, the Company or a successor could instead elect to continue or assume all outstanding awards.

(11)	Retirement awards are not payable under the long-term incentive plan until age 55. As such, Messrs. Breier, Diaz, Farber, and Causby would not be eligible to receive a retirement benefit under the long-term incentive plan if they retired as of December 31, 2015. Mr. Wallace otherwise qualifies but did not participate in the long-term incentive plan during 2015.

(12)	This amount represents the estimated cost to provide appropriate office space and an administrative assistant’s salary and benefits for a two-year period based upon the 2015 cost for these items.

(13)	These amounts represent (1) one and one-half times the sum of such named executive officer’s base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination, and (2) the prorated award earned by such named executive officer under the short-term incentive plan in the year of termination, payable on such date as if such named executive officer was still employed by the Company.

(14)	These amounts represent the Company’s cost to provide health, dental, life and short-term and long-term disability benefits for an 18-month period based upon such named executive officer’s coverage on December 31, 2015.

(15)	These amounts represent the fair value of 18 months of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2015 closing price of the Company’s Common Stock on the NYSE of $11.91.

(16)	This amount represents 2.99 times the sum of Mr. Wallace’s base salary and target award under the short-term incentive plan in the year of termination, payable upon the effective date of termination.

(17)	At December 31, 2015, Mr. Causby was not yet entitled to the following items under the Causby Agreement in the event of an Involuntary Termination, as such contractual provisions only became operative following his one-year anniversary with the Company: (1) a cash payment of one and one-half times the sum of Mr. Causby’s base salary and target award under the short-term incentive plan in the year of termination, (2) the Company’s provision of health, dental, life and short-term and long-term disability benefits for an 18-month period, and (3) 18 months of additional vesting of outstanding stock options, service-based restricted stock awards and performance-based restricted stock units.

(18)	Mr. Causby had not entered into a change in control severance agreement with the Company as of December 31, 2015.

(19)	This amount represents a cash severance payment of $967,500 paid to Mr. Monaghan within 14 days of his execution of a release of claims satisfactory to the Company, as well as the actual awards earned under the short-term and long-term incentive plans for 2015, payable on such date as if Mr. Monaghan was still employed by the Company.

(20)	This amount represents the fair value of 18 months of additional vesting of outstanding stock options, service-based restricted stock, and performance-based restricted stock units calculated using the December 31, 2015 closing price of the Company’s Common Stock on the NYSE of $11.91. All of Mr. Monaghan’s shares of service-based restricted stock scheduled to vest during such time period were accelerated and vested on December 31, 2015.

DIRECTOR COMPENSATION

For 2015, non-employee directors received: (1) a quarterly cash retainer of $24,000 for the first quarter of 2015 and $25,000 per quarter thereafter; (2) an additional $4,000 quarterly retainer for the Audit Committee chair for the first quarter of 2015 and $5,000 per quarter thereafter; (3) an additional $2,500 retainer for the Executive Compensation Committee chair for the first quarter of 2015 and $3,750 per quarter thereafter; and (4) an additional $2,500 quarterly retainer for the other committee chairs. In addition, the Chair of the Board received an additional quarterly retainer of $25,000 during 2015.

On March 26, 2015, the Company issued to each non-employee director (other than Dr. Mansukani) 6,416 shares of restricted Common Stock. The Company granted Dr. Mansukani 11,304 shares of restricted Common Stock on October 29, 2015 in connection with his appointment to the Board of Directors. All of these shares vest in full on the first anniversary of their grant date. These shares were issued under the 2001 Equity Plan for Non-Employee Directors, as amended and restated (the “2001 Directors Plan”) for Messrs. Ackerman, Blum, Cooper, and Kleisner, and under the 2012 Equity Plan for Non-Employee Directors (the “2012 Directors Plan”) for Ms. Donigan, Ms. Yale, and Messrs. Goodman, Hjelm, Mansukani, and Short.

Under both the 2001 Directors Plan and the 2012 Directors Plan, the Committee has the authority to grant stock options or restricted shares at its discretion to non-employee directors of the Company. Unless otherwise provided in the underlying award agreement (1) each stock option awarded under either plan will have an exercise price equal to the fair market value of the Common Stock on the date such option is granted, will vest in four equal annual installments beginning on the first anniversary of the date of grant, except in the event of a Change in Control, in which case all shares subject to the stock option shall immediately vest, and will have a ten-year term, and (2) each award of restricted shares will vest in four equal annual installments, beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all unvested restricted shares shall immediately vest. The 2001 Directors Plan and the 2012 Directors Plan expressly prohibit the Company from lowering the exercise price of previously awarded stock options, except as necessary to prevent dilution or enlargement of the rights of non-employee directors under such plan in the event of a merger, reorganization, consolidation, recapitalization, spin-off or similar change in corporate structure. The 2001 Directors Plan also permits stock options that are vested at the time of a director’s retirement or failure to be nominated for re-election to the Board of Directors to remain exercisable for the original life of the option.

Pursuant to the Company’s stock ownership guidelines that apply to its non-employee directors, each non-employee director is required to own shares of the Company’s Common Stock valued at three times the annual cash retainer. The Company’s annual cash retainer for its non-employee directors was $99,000 in 2015. If the applicable ownership guideline is not achieved in any year following an annual calculation, the director is required to retain an amount equal to one hundred percent of net shares received under any equity award subsequently issued to such director until the ownership guideline is met. Each of the Company’s directors is in compliance with this policy.

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the fiscal 2015 compensation for all persons who served as a director of the Company during 2015. Dr. Mansukani was appointed to the Board of Directors in October 2015. Dr. Short passed away on April 10, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)	All Other Compensation	Total
Joel Ackerman	$109,000	$150,006	—	—	$259,006
Jonathan D. Blum	$99,000	$150,006	—	—	$249,006
Benjamin A. Breier (4)	—	—	—	—	—
Thomas P. Cooper, M.D.	$109,000	$150,006	—	—	$259,006
Paul J. Diaz (4)	—	—	—	—	—
Heyward R. Donigan	$99,000	$150,006	—	—	$249,006
Richard Goodman	$118,000	$150,006	—	—	$268,006
Christopher T. Hjelm	$99,000	$150,006	—	—	$249,006
Frederick J. Kleisner	$112,750	$150,006	—	—	$262,756
Sharad Mansukani, M.D.	$25,000	$150,004	—	—	$175,004
John H. Short, Ph.D. (5)	$48,000	$150,006	—	—	$198,006
Phyllis R. Yale	$199,000	$150,006	—	—	$349,006

(1)	For all individuals other than Dr. Mansukani, this amount represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 6,416 shares of restricted Common Stock granted on March 26, 2015, which shares vest in full on the first anniversary of their date of grant. Except for the award to Dr. Mansukani, grant date fair value is calculated using the March 26, 2015 closing price of the Company’s Common Stock on the NYSE of $23.38. For Dr. Mansukani, this amount represents the aggregate grant date fair value of 11,304 shares of restricted Common Stock granted on October 29, 2015, which shares vest in full on the first anniversary of their date of grant. For the award to Dr. Mansukani, grant date fair value is calculated using the October 29, 2015 closing price of the Company’s Common Stock on the NYSE of $13.27.

(2)	As of December 31, 2015, each non-employee director held the following number of unvested shares of restricted stock: Mr. Ackerman – 6,416 shares; Mr. Blum – 6,416 shares; Dr. Cooper – 6,416 shares; Ms. Donigan – 6,416 shares; Mr. Goodman – 6,416 shares; Mr. Hjelm – 6,416 shares; Mr. Kleisner – 6,416 shares; Dr. Mansukani – 11,304 shares; and Ms. Yale – 6,416 shares.

(3)	There were no option awards granted during 2015. As of December 31, 2015, each non-employee director held the following number of outstanding, unexercised stock options: Mr. Ackerman – 15,000; Mr. Blum – 15,000; Dr. Cooper – 13,084; Ms. Donigan – 0; Mr. Goodman – 0; Mr. Hjelm – 0; Mr. Kleisner – 15,000; Dr. Mansukani – 0; and Ms. Yale – 0.

(4)	Messrs. Breier and Diaz were compensated as employees of the Company during 2015 and did not receive any additional compensation for serving as directors of the Company. See the Summary Compensation Table beginning on page 50.

(5)	Dr. Short passed away on April 10, 2015.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board is composed entirely of independent directors satisfying the requirements of the NYSE listing standards. The Executive Compensation Committee is composed of Mr. Frederick J. Kleisner (Chair), Mr. Jonathan D. Blum, and Ms. Heyward R. Donigan. Ms. Phyllis R. Yale, who resigned from the Executive Compensation Committee on March 28, 2016, participated in the review and discussion of the “Compensation Discussion and Analysis” section with management and is accordingly listed below. The Executive Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual cash compensation and equity-based incentive compensation plans for the executive officers of the Company.

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based upon the foregoing review and discussion with management, the Executive Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

All members of the Executive Compensation Committee of the Company listed below submit the foregoing report.

EXECUTIVE COMPENSATION COMMITTEE

Frederick J. Kleisner, Chair
Jonathan D. Blum
Heyward R. Donigan Phyllis R. Yale

Executive Compensation Committee Interlocks and Insider Participation

Mr. Frederick J. Kleisner served as a member and Chair of the Executive Compensation Committee, and Mr. Jonathan Blum, Ms. Heyward Donigan, and Ms. Phyllis R. Yale served on the Executive Compensation Committee of the Board of Directors for all of 2015. None of the persons who served on the Executive Compensation Committee during the last completed fiscal year is, or has been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has, or has had, one or more of its executive officers serving as a member of the Company’s Board of Directors. Ms. Yale resigned from the Executive Compensation Committee on March 28, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors. It is composed solely of directors who satisfy the independence, financial literacy, and other requirements set forth in the listing standards of the NYSE and applicable securities law. The Audit Committee is composed of five directors and operates under a written charter adopted by the Audit Committee, which sets forth the Audit Committee’s duties and responsibilities and is available on the Company’s website at www.kindred.com. The Audit Committee reviews and assesses its charter at least annually and last updated it in July 2015. Mr. Richard Goodman (Chair), Mr. Joel Ackerman, Thomas P. Cooper, M.D., and Mr. Christopher T. Hjelm each served on the Audit Committee for all of 2015. Messrs. Goodman and Ackerman each qualify as an “audit committee financial expert” as defined by the SEC. Sharad Mansukani, M.D. began serving on the Audit Committee on October 29, 2015 in connection with his appointment as a member of the Company’s Board of Directors. The Audit Committee held seven meetings during 2015.

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and the adequacy of the Company’s system of internal controls, accounting policies, and financial reporting practices; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; (4) the Company’s compliance with legal and regulatory requirements; and (5) other matters identified in the Audit Committee charter.

The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent registered public accounting firm in carrying out its responsibilities. Management is responsible for the Company’s consolidated financial statements and the underlying financial reporting processes, including the system of internal controls. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the Company’s financial statements, expressing an opinion on the conformity of such audited consolidated financial statements with United States generally accepted accounting principles, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.

During the year ended December 31, 2015, the Audit Committee fulfilled its duties and responsibilities as outlined in its charter. Specifically, the Audit Committee, among other actions:

•

Reviewed and discussed with management and the independent registered public accounting firm, the Company’s earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC.

•

Reviewed with the Company’s independent registered public accounting firm and its internal auditors, the audit scope, plans, and activities of both the independent registered public accounting firm and the Company’s internal auditors.

•	Reviewed with management, the independent registered public accounting firm, and the internal auditor, the effectiveness of the Company’s internal control over financial reporting.

•

Met, both with and without management present, with the independent registered public accounting firm and the Company’s internal auditors to discuss their evaluations of the Company’s internal controls.

•

Reviewed and pre-approved all fees paid to PwC (please refer to page 76 of this Proxy Statement for a detailed discussion of such fees) and considered whether PwC’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accounting firm.

•	Considered whether there should be a rotation of the independent registered public accounting firm.

•

Received the written disclosure and the annual letter from PwC provided to us pursuant to Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, concerning their independence and discussed their independence with PwC.

The Audit Committee has reviewed and discussed with the Company’s management and the independent registered public accounting firm, the Company’s audited consolidated financial statements, related footnotes, and the independent registered public accounting firm’s report with respect to those financial statements as well as its report assessing the Company’s internal control over financial reporting.

The Audit Committee discussed with PwC the matters required to be discussed with the Committee, including Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Auditing Standard No. 16 communications include, among other items, matters relating to the conduct of an audit of the Company’s consolidated financial statements under the standards of the Public Company Accounting Oversight Board. This review included a discussion with management and the independent registered public accounting firm about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures relating to critical accounting policies. The Audit Committee discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board AU 380, Communication with Audit Committees.

As noted above, the Audit Committee assists the Board’s oversight of the independent registered public accounting firm’s qualifications, independence, and performance. The Audit Committee is responsible for appointing, compensating, and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and in appearance. In 2015, the Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Company concerning the independent registered public accounting firm’s independence, and discussed with PwC the firm’s independence from the Company and management. These discussions included, among other things, a review of fees paid to PwC for non-audit services. (As discussed on page 71 of this Proxy Statement, the Audit Committee pre-approves all fees paid to PwC.) The Audit Committee concurred with PwC’s conclusion that they are independent from the Company and its management.

The Audit Committee periodically reviews and evaluates the performance of the lead audit partner responsible for the Company’s audit, oversees the required rotation of the lead audit partner, and considers whether, to assure independence, there should be a rotation of the independent registered public accounting firm. The Audit Committee considered a number of factors in deciding whether to re-engage PwC as the Company’s independent registered public accounting firm, including the length of time PwC has served as the Company’s independent registered public accounting firm, PwC’s capability in handling the breadth and complexity of the Company’s business and the resulting demands placed on its auditing personnel in terms of expertise in the Company’s business, and the quantity and quality of the independent registered public accounting firm’s staff. As a result of the foregoing, the Audit Committee has retained PwC as the Company’s independent registered public accounting firm for fiscal year 2016 (taking into account the vote on shareholder ratification). The Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2016.

Based on, and in reliance on, the reviews and discussions described above and the report on the independent registered public accounting firm with respect to the audited consolidated financial statements, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE

Richard Goodman, Chair
Joel Ackerman
Thomas P. Cooper, M.D.
Christopher T. Hjelm
Sharad Mansukani, M.D.

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated into any future filing under the Securities Act, or the Exchange Act except to the extent the Company specifically incorporates such report by reference.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of December 31, 2015 with respect to equity plans that were approved by the Company’s shareholders. As of December 31, 2015, all outstanding equity awards were granted under equity plans that have been approved by the Company’s shareholders.

Equity Compensation Plan Information

(as of December 31, 2015)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,178,073	(2)	$23.29	3,262,892	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	1,178,073		$23.29	3,262,892

(1)	The 2001 Stock Incentive Plan, 2011 Stock Plan, 2001 Directors Plan and 2012 Directors Plan have each been approved by the Company’s shareholders and are included in these totals.

(2)	Includes 29,197 shares of Common Stock underlying outstanding stock options granted pursuant to the 2001 Stock Incentive Plan and 105,516 shares of Common Stock underlying stock options granted to non-employee directors pursuant to the 2001 Directors Plan. No option awards had been granted under the 2011 Stock Plan or the 2012 Directors Plan as of December 31, 2015.

(3)	Restricted Common Stock and other forms of equity awards may be issued pursuant to the 2011 Stock Plan, the 2001 Directors Plan and the 2012 Directors Plan. Pursuant to its terms, no equity awards remain available for issuance after March 26, 2012 under the 2001 Stock Incentive Plan.

PROPOSAL 2.    ADVISORY VOTE ON THE

COMPANY’S EXECUTIVE COMPENSATION PROGRAM

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act entitle the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s rules.

As described in detail in this Proxy Statement under the heading “Compensation Discussion and Analysis” beginning on page 18, the Company’s executive compensation programs are designed to attract, motivate, and retain the Company’s executive officers, who are critical to the Company’s success. Under these programs, the Company’s executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please see the “Compensation Discussion and Analysis” beginning on page 18 for additional details about the Company’s executive compensation program, including information about the fiscal year 2015 compensation of the Company’s named executive officers.

The Executive Compensation Committee regularly reviews the compensation program for the Company’s executive officers to ensure it achieves the desired goals of aligning the Company’s executive compensation program with its shareholders’ interests and current market practices. The Company also has several governance policies in place to align executive compensation with shareholder interests and mitigate risks in its compensation plans, including stock ownership guidelines, limited perquisites, and a prohibition against hedging.

The Company is asking its shareholders to indicate their support for the named executive officer compensation as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the Company’s executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company will ask its shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee, or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Company will consider its shareholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the approval, on an advisory basis, of the Company’s executive compensation program

PROPOSAL 3.    PROPOSAL TO RATIFY THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

The firm of PricewaterhouseCoopers LLP has been retained as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2016 fiscal year and to audit the Company’s internal control over financial reporting as of December 31, 2016.

Although the Company’s bylaws do not require that the Company’s shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following information presents the fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014. The Audit Committee approved all services required to be so approved related to the fees set forth below.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the Company’s internal control over financial reporting as of December 31, 2015 and 2014, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $5,167,440 and $4,254,586 for the years ended December 31, 2015 and 2014, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in the audit fees listed above were $585,000 and $75,000, for the years ended December 31, 2015 and 2014, respectively. For 2015, $500,000 of these fees related to audit services rendered in connection with the Company’s acquisition of Centerre Healthcare Corporation, which was completed on January 1, 2015; and the remaining fees of $85,000 were related to employee benefit plan audits. For 2014, these fees were primarily related to employee benefit plan audits.

Tax Fees

There were no fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2015 or December 31, 2014 for tax compliance, tax advice or tax planning services.

All Other Fees

PricewaterhouseCoopers LLP billed the Company $289,000 for the year ended December 31, 2015 in connection with survey matters involving the Company’s employees, $273,100 for the year ended December 31, 2014 in connection with survey matters involving the Company’s employees, and $1,800 for each of the years ended December 31, 2015 and December 31, 2014 for the license of research software used by the Company. Such fees are not otherwise included in the sections captioned “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” set forth above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, evaluating and replacing the independent registered public accounting firm, setting compensation and overseeing the services rendered by the independent registered public accounting firm. The Audit Committee has established a policy requiring pre-approval of all audit engagement fees and terms and all permissible non-audit engagements with the independent registered public accounting firm. Such services may be approved at a meeting of the Audit Committee or the Audit Committee may delegate to one or more of its members the pre-approval of audit engagements and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Audit Committee at each of its scheduled meetings. All of the services described in the sections captioned “Audit Fees,” “Audit-Related Fees” and “All Other Fees” were approved by the Audit Committee in accordance with this policy.

The Board of Directors unanimously recommends that the Company’s shareholders vote FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016

Shareholder Proposals and Director Nominations

The Company must receive any shareholder proposal intended to be presented at the Company’s 2017 Annual Meeting of shareholders by December 12, 2016 in order to be considered for inclusion in the Company’s proxy materials for such meeting, unless the date of the Company’s 2017 annual meeting is changed by more than 30 days from May 25, 2017, in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials.

Under the Company’s advance notice provisions in its bylaws, if a shareholder wants to submit a proposal for the Company’s 2017 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy materials), or intends to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder can submit the proposal or nomination between February 24, 2017 and the close of business on March 26, 2017, which is between 60 days and 90 days before the anniversary of the date of the 2016 Annual Meeting. In the event the date of the 2017 Annual Meeting is changed by more than 30 days from the anniversary of the date of the 2016 Annual Meeting, the shareholder can submit the proposal or nomination by the close of business on the date that is the later of the 60th day prior to the Company’s 2017 Annual Meeting or the 10th day following the day on which the date for the Company’s 2017 Annual Meeting is first announced or disclosed. If a shareholder wants to utilize Proxy Access as described above, the shareholder must submit notice to the Company between November 12, 2016 and December 12, 2016, which is between 150 and 120 days before the anniversary of the mailing of this Proxy Statement and related proxy card.

Shareholder and Other Communications

The Company welcomes communications to the Board of Directors and/or individual directors. Shareholders or other interested parties who wish to communicate with the Board of Directors or an individual director should send their communications to the Board of Directors or an individual director, care of the Corporate Secretary, at the Company’s principal office. All such communications will be forwarded to the Board of Directors or the individual director as appropriate.

Additional Information

Copies of the exhibits to the Company’s Annual Report on Form 10-K will be provided to any requesting shareholder if such shareholder agrees to reimburse the Company for reasonable fees related to providing such exhibits.

By Order of the Board of Directors

Benjamin A. Breier

President and Chief Executive Officer

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. KINDRED HEALTHCARE, INC. 680 SOUTH FOURTH STREET VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until LOUISVILLE, KY 40202 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kindred Healthcare, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Kindred Healthcare, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E03448-P76534 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY KINDRED HEALTHCARE, INC. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors Nominees: For Against Abstain 1a. Joel Ackerman ! The Board of Directors recommends you vote FOR the For Against Abstain following proposals: 1b. Jonathan D. Blum ! 2. PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE ! COMPANY’S EXECUTIVE COMPENSATION PROGRAM. 1c. Benjamin A. Breier ! 3. PROPOSAL TO RATIFY THE APPOINTMENT OF ! PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S 1d. Thomas P. Cooper, M.D. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ! ! FOR FISCAL YEAR 2016. 1e. Paul J. Diaz ! 1f. Heyward R. Donigan ! 1g. Richard Goodman ! 1h. Christopher T. Hjelm ! 1i. Frederick J. Kleisner ! ! Yes No 1j. Sharad Mansukani, M.D. ! Please indicate if you plan to attend this meeting. ! 1k. Phyllis R. Yale ! ! Please sign exactly as your name(s) appear(s). When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

KINDRED HEALTHCARE, INC. 680 SOUTH FOURTH STREET LOUISVILLE, KENTUCKY 40202 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2016 The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 9:00 a.m., local time on Wednesday, May 25, 2016, at the New York Palace, 455 Madison Ave., New York, New York 10022. IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Proxy Card and Annual Report/Form 10-K are available at www.proxyvote.com. E03449-P76534 PROXY KINDRED HEALTHCARE, INC. 680 SOUTH FOURTH STREET LOUISVILLE, KENTUCKY 40202 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 25, 2016 The undersigned hereby appoints Stephen D. Farber, Executive Vice President, Chief Financial Officer, and Stephen R. Cunanan, Chief Administrative Officer and Chief People Officer, or either of them, with full power of substitution, as the true and lawful attorneys and proxies to vote, as indicated herein, all shares of Common Stock of Kindred Healthcare, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”) to be held at the New York Palace, 455 Madison Ave., New York, NY 10022, on Wednesday, May 25, 2016 at 9:00 a.m., local time, or at any adjournments or postponements thereof, with all the powers the undersigned would possess if then and there personally present, upon the matters described in the Notice of Annual Meeting of Shareholders and proxy statement, dated April 5, 2016, receipt of which is hereby acknowledged, and upon any other business that may come before the Meeting or any such adjournment or postponement thereof, including without limitation to vote for the election of such substitute nominee(s) for director in the event any of the nominee(s) named on the reverse side become(s) unable to serve. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.